Exhibit 99.1

PRO FORMA VALUATION REPORT

POLONIA BANCORP, INC.

Huntingdon Valley, Pennsylvania

PROPOSED HOLDING COMPANY FOR:

POLONIA BANK

Huntingdon Valley, Pennsylvania

Dated As Of:

August 12, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

August 12, 2011

Boards of Directors

Polonia MHC

Polonia Bancorp

Polonia Bank

3993 Huntingdon Pike, 3rd Floor

Huntingdon Valley, Pennsylvania 19006

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion

On August 16, 2011, the respective Boards of Directors of Polonia MHC (the “MHC”), Polonia Bancorp (“PBCP”) and Polonia Bank, Huntingdon Valley, Pennsylvania (the “Bank”) adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, PBCP, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Maryland corporation with the name of Polonia Bancorp, Inc. (“Polonia Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Polonia Bancorp or the Company. As of June 30, 2011, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 57.60% of the common stock (the “MHC Shares”) of Polonia Bancorp. The remaining 42.40% of Polonia Bancorp’s common stock is owned by public stockholders.

It is our understanding that Polonia Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 12, 2011

public at large in a community offering and/or a syndicated community. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PBCP will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the OCC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2006 through December 31, 2010 and a review of various unaudited information and internal financial reports through June 30, 2011, and due diligence related discussions with the Company’s management; S.R. Snodgrass, A.C., the Company’s independent auditor; Kilpatrick Townsend & Stockton LLP, the Company’s conversion counsel; and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Polonia Bancorp operates and have assessed Polonia Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Polonia Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Polonia Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Polonia Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Polonia Bancorp’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Polonia Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors

August 12, 2011

The Appraisal is based on Polonia Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Polonia Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Polonia Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Polonia Bancorp. The valuation considers Polonia Bancorp only as a going concern and should not be considered as an indication of Polonia Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Polonia Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Polonia Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Polonia Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Polonia Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 12, 2011, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of PBCP – was $19,965,824 at the midpoint, equal to 2,495,728 shares at $8.00 per share. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $16,970,952 or 2,121,369 shares at the minimum; $22,960,696 or 2,870,087 shares at the maximum; and $26,404,800 or 3,300,600 shares at the super maximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $11,500,000, equal to 1,437,500 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $9,775,000 or 1,221,875 shares at the minimum; $13,225,000 or 1,653,125 shares at the maximum; and $15,208,752 or1,901,0940 shares at the super maximum.

Boards of Directors

August 12, 2011

Establishment of the Exchange Ratio

OCC regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, PBCP and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.7905 shares of the Company for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.6719 at the minimum, 0.9091 at the maximum and 1.0455 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OCC regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Polonia Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Polonia Bancorp as of June 30, 2011, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of PBCP and the exchange of the public shares for newly issued shares of Polonia Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, PBCP and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Polonia Bancorp, management policies, and current

Boards of Directors

August 12, 2011

conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Polonia Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

.
Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS

i

TABLE OF CONTENTS

POLONIA BANCORP, INC.

POLONIA BANK

Huntingdon Valley, Pennsylvania

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.9
Interest Rate Risk Management		I.13
Lending Activities and Strategy		I.14
Asset Quality		I.16
Funding Composition and Strategy		I.16
Subsidiaries		I.17
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.5
Real Estate Market		II.7
Local Economy		II.7
Unemployment Trends		II.10
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

POLONIA BANCORP, INC.

POLONIA BANK

Huntingdon Valley, Pennsylvania

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.13
C. The Acquisition Market		IV.15
D. Trading in Polonia Bancorp’s Stock		IV.15
8. Management		IV.17
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.18
Valuation Approaches:		IV.18
1. Price-to-Earnings (“P/E”)		IV.20
2. Price-to-Book (“P/B”)		IV.21
3. Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings		IV.23
Valuation Conclusion		IV.23
Establishment of the Exchange Ratio		IV.24

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

POLONIA BANCORP, INC.

POLONIA BANK

Huntingdon Valley, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Market Area Largest Employers	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Polonia Bank (the “Bank”), chartered in 1923, is a federally chartered stock savings bank headquartered in Huntingdon Valley, Pennsylvania. The Bank serves the Philadelphia metropolitan area through the main office and six branch offices. The main office is located in Montgomery County and the six branch offices are located in Philadelphia County. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

Polonia Bancorp (“PBCP”) is the federally-chartered mid-tier holding company of the Bank. PBCP owns 100% of the outstanding common stock of the Bank. Since being formed in 2007, PBCP has engaged primarily in the business of holding the common stock of the Bank. PBCP completed its initial public offering in January 2007, pursuant to which it sold 1,487,813 shares or 45% of its outstanding common stock to the public and issued 1,818,437 shares or 55% of its common stock outstanding to Polonia MHC (the “MHC”), the mutual holding company parent of PBCP. Net proceeds realized from the public stock offering approximated $13.8 million. At June 30, 2011, PBCP had total assets of $279.5 million, deposits of $217.0 million and equity of $27.7 million or 9.9% of total assets. PBCP’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion

On August 16, 2011, the respective Boards of Directors of the MHC, PBCP and the Bank adopted a Plan of Conversion whereby the MHC will convert to stock form. As a result of the conversion, PBCP, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a Maryland corporation with the name of Polonia Bancorp, Inc. (“Polonia Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Polonia Bancorp or the Company. As of June 30, 2011, the MHC’s ownership interest in Polonia Bancorp equaled 1,818,437 shares or 57.60% of Polonia Bancorp’s total shares outstanding and the public stockholders’ ownership interest in Polonia Bancorp equaled 1,338,659 shares or 42.40% of Polonia Bancorp’s total shares outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

It is our understanding that Polonia Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PBCP will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

Polonia Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Polonia Bancorp’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. In December 2010, the Company completed an FDIC assisted acquisition of Earthstar Bank, a state chartered bank headquartered in Southampton, Pennsylvania. Pursuant to the terms of the acquisition agreement with the FDIC, the Bank assumed certain of the deposits and acquired certain assets of Earthstar Bank from the FDIC as receiver for Earthstar Bank. Through the acquisition of Earthstar Bank, the Company added approximately $67 in assets and assumed approximately $90 million of deposits. Assets acquired by the Company included approximately $42 million of loans (consisting primarily of 1-4 family permanent mortgage loans and multi-family loans) and approximately $8 million of investment securities. Earthstar Bank maintained four branch offices, which were acquired by the Company and reopened as Polonia Bank branches. In May 2011, one of the Company’s branches was consolidated into a nearby Earthstar Bank branch and one of Earthstar Bank’s branches was consolidated into the Company’s main office.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

In connection with the acquisition of Earthstar Bank, the Company entered into loss sharing agreements with the FDIC that collectively covered all of the acquired loans (the “covered loans”), except for approximately $1.3 million of consumer loans. Pursuant to the terms of the loss share agreements, the FDIC will reimburse the Company for 80% of losses on the covered loans and the Company will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Company an 80% reimbursement under the loss sharing agreements. Pursuant to the FDIC-assisted acquisition, the Company recorded an FDIC indemnification asset to reflect the loss-share arrangement provided by the FDIC. Covered loans acquired from the FDIC totaled $40.5 million or $33.2 million net of fair value adjustments of negative $7.3 million. The FDIC indemnification asset recorded at the time of the acquisition equaled $5.4 million. As of June 30, 2011, the Company held $30.1 million of covered loans and the FDIC indemnification asset equaled $5.4 million.

The FDIC-assisted acquisition of Earthstar Bank served to accelerate balance sheet growth without comprising the Company’s credit risk exposure. The acquisition also provided the Company with an increased branch presence and a larger customer base in the Philadelphia metropolitan area, which would have been more expensive to achieve through organic growth. Following the acquisition of Earthstar Bank, the Company continues to maintain what is viewed as largely a traditional thrift operating strategy. Beyond 1-4 family permanent mortgage loans, the Company’s loan portfolio includes diversification into commercial real estate, multi-family, home equity and consumer loans. The covered loans purchased by the Company also included a small balance of commercial business loans.

Investments serve as a supplement to the Company’s lending activities, with recent trends showing an increase in investment securities. Cash realized in connection with the acquisition of Earthstar was in part redeployed into investment securities. The Company’s investment activities have emphasized investment in mortgage-backed securities, which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Other investments maintained by the Company include corporate debt securities and a modest investment in equities of financial services companies.

Asset growth has been funded with a combination of deposits and borrowings, with deposit growth realized from acquisition of Earthstar Bank accounting for most of the Company’s deposit growth. Time deposits (“CDs”) comprise the largest portion of the Company’s deposit composition. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances generally constituting the Company’s only source of borrowings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Polonia Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company’s net interest margin has increased since 2009, as the decline in short-term interest rates and resulting steeper yield curve has facilitated higher interest rate spreads for the Company. In particular, the Company’s balance sheet is liability-sensitive in the short-term and, therefore, funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets. Operating expenses have generally been maintained at relatively high levels, particularly in relation to the Company’s traditional thrift operating strategy. The Company’s operating expenses have consistently exceeded net interest income, which along with somewhat limited revenues generated through sources of non-interest operating income have resulted in relatively low returns on a core earnings basis over the past several years.

The post-offering business plan of the Company is expected to remain consistent with current strategic objectives. Specifically, Polonia Bancorp will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded primarily by retail deposits. Growth strategies will continue to be implemented within the context of managing the Company’s exposure to credit risk and interest rate risk.

The Company’s Board of Directors has elected to complete a second-step conversion to improve the competitive position of Polonia Bancorp. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Polonia Bancorp. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Polonia Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Polonia Bancorp’s funding costs. Additionally, Polonia Bancorp’s higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the acquisition of additional banking offices that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets. The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the second-step conversion, given its strengthened capital position and ability to offer stock as consideration. The projected uses of proceeds are highlighted below.

•

Polonia Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

•

Polonia Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Polonia Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half years. From year end 2006 through June 30, 2011, Polonia Bancorp’s assets increased at a 7.3% annual rate. The acquisition of Earthstar Bank accounted for most of the Company’s asset growth during the period, which added approximately $67 million to the Company’s assets in 2010. After value adjustments, the increase in assets recorded by the Company from the acquisition of Earthstar Bank was $64.8 million. The Company also received $30.5 million of cash in connection with the acquisition of Earthstar Bank. Asset growth was primarily funded by deposit growth, most of which was related to the approximately $90 million of deposits assumed in the acquisition of Earthstar Bank. A summary of Polonia Bancorp’s key operating ratios for the past five and one-half years is presented in Exhibit I-3.

Polonia Bancorp’s net loan portfolio increased at a 9.5% annual rate from year end 2006 through June 30, 2011. Recent loan growth was supported by the acquisition of the Earthstar Bank loans, which was partially offset by a decrease in the loans receivable portfolio. The Company’s loans receivable portfolio declined from a peak balance of $164.8 million at year end 2008 to $139.6 million at June 30, 2011. The Company also maintained $30.1 million of covered loans at June 30, 2011. Overall, after taking into account the covered loans, the concentration of loans comprising assets increased from 55.0% at year end 2006 to 60.1% at June 30, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Polonia Bancorp, Inc.

Historical Balance Sheet Data

	At Year Ended December 31,										At June 30, 2011		12/31/06- 06/30/11 Annual. Growth Rate
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$203,374	100.00%	$200,597	100.00%	$220,236	100.00%	$218,071	100.00%	$298,829	100.00%	$279,525	100.00%	7.32%
Cash and cash equivalents	31,866	15.67%	3,826	1.91%	4,671	2.12%	8,427	3.86%	54,005	18.07%	13,595	4.86%	-17.25%
Investment securities	45,681	22.46%	45,885	22.87%	37,789	17.16%	44,382	20.35%	53,478	17.90%	77,923	27.88%	12.60%
Net loans (2)	111,923	55.03%	137,280	68.44%	163,759	74.36%	150,177	68.87%	170,473	57.05%	167,850	60.05%	9.42%
FHLB stock	935	0.46%	1,271	0.63%	2,279	1.03%	2,279	1.05%	3,466	1.16%	3,128	1.12%	30.78%
Bank-owned life insurance	3,981	1.96%	4,173	2.08%	3,936	1.79%	4,053	1.86%	4,140	1.39%	4,175	1.49%	1.06%
FDIC indemnification asset	—	0.00%	—	0.00%	—	0.00%	—	0.00%	5,397	1.81%	5,445	1.95%	NM
Deposits	$157,722	77.55%	$163,217	81.37%	$164,586	74.73%	$164,207	75.30%	$239,706	80.22%	$217,035	77.64%	7.35%
Borrowings	6,245	3.07%	10,098	5.03%	28,553	12.96%	26,474	12.14%	28,426	9.51%	31,378	11.23%	43.15%
Equity	$11,777	5.79%	$23,994	11.96%	$23,604	10.72%	$23,845	10.93%	$27,260	9.12%	$27,667	9.90%	20.90%
Loans/Deposits		0.59%		0.78%		1.38%		1.39%		1.45%		1.44%
Full Service Offices	5		5		5		5		9		7

(1)	Ratios are as a percent of ending assets.
(2)	Includes $32.8 million and 30.1 million of covered loans at December 31, 2010 and June 30, 2011, respectively.

Sources: Polonia Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Trends in the Company’s loans receivable portfolio composition show little variation over the past five and one-half years, with the loan portfolio remaining concentrated in 1-4 family permanent mortgage loans throughout the period. One-to-four family permanent mortgage loans comprised 86.6% of loans receivable (excluding covered loans) at June 30, 2011, versus 88.8% of loans receivable at year end 2006. Commercial real estate/multi-family loans constitute the primary area of lending diversification for the Company, comprising 7.0% and 4.6% of total loans receivable at June 30, 2011 and December 31, 2006, respectively. Other areas of lending diversification for the Company include home equity loans and lines of credit and consumer loans. Home equity loans and lines of credit accounted for 3.5% of the loans receivable portfolio at June 30, 2011, versus 4.6% at year end 2006. Consumer loans, inclusive of non-covered purchased consumer loans, comprised 2.9% of loans receivable at June 30, 2011 and 1.9% of loans receivable at year end 2006. The Company maintained $30.1 million of covered loans at June 30, 2011, which consisted of $17.2 million or 57.3% of 1-4 family permanent mortgage loans, $11.8 million or 39.1% of commercial real estate/multi-family loans and $1.1 million or 3.6% of commercial business loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Polonia Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 20.3% of assets at year end 2008 to a high of 38.6% of assets at year end 2006. As of June 30, 2011, cash and investments equaled 33.9% of assets. Cash and investments increased significantly in 2010 in connection with the acquisition of Earthstar Bank, with total cash and investments amounting to 37.1% of assets at year end 2010. Since year end 2010, the cash realized from the Earthstar Bank acquisition was mostly redeployed into investments and to fund deposit run-off. Mortgage-backed securities have consistently comprised the major portion of the Company’s investment holdings over the past five and one-half years and are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Polonia Bancorp’s investment philosophy. Mortgage-backed securities held by Polonia Bancorp consist of securities that are guaranteed or insured by GSEs. As of June 30, 2011, the mortgage-backed securities portfolio totaled $72.3 million. Mortgage-backed securities maintained as held to maturity equaled $59.4 million at June 30, 2011, with the remaining $12.9 million of the portfolio maintained as available

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

for sale. As of June 30, 2011, the net unrealized gain on the available for sale mortgage-backed securities portfolio equaled $570,000. Beyond the mortgage-backed securities portfolio, investment securities held by the Company at June 30, 2011 consisted of corporate debt securities ($5.6 million) and equity securities ($46,000), which were maintained as available for sale and showed a net unrealized gain of $186,000 at June 30, 2011. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at June 30, 2011 consisted of $3.1 million of FHLB stock. The Company also held cash and cash equivalents amounting to $13.6 million or 4.9% of assets at June 30, 2011, which was fairly consistent with historical levels of cash and cash equivalents that have been maintained by the Company.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Company’s three executive officers. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2011, the cash surrender value of the Company’s BOLI equaled $4.2 million.

As of June 30, 2011, the balance of the FDIC indemnification asset recorded in connection with the acquisition of Earthstar Bank was $5.4 million or 2.0% of assets. The Company will review and update the fair value of the asset prospectively as loss estimates related to covered loans change. The ultimate realization of the FDIC indemnification asset depends on the performance of the underlying covered assets, the passage of time and claims paid by the FDIC.

Over the past five and one-half years, Polonia Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From year end 2006 through June 30, 2011, the Company’s deposits increased at a 7.4% annual rate. The substantial portion of the deposit growth was realized through the deposits assumed in connection with the acquisition of Earthstar Bank, with the fair value of deposits assumed totaling $90.6 million. Total deposits increased from $164.2 million at year end 2009 to $239.7 million at year end 2010, as the deposits assumed from the Earthstar acquisition were partially offset by deposit run-off. Additional deposit run-off was experienced during the first half 2011, primarily consisting of maturing CDs and money market deposits that were assumed from the Earthstar Bank acquisition. The Company elected not to match higher rates offered in the marketplace to facilitate deposit run-off of deposits that were earning relatively high rates assumed from the Earthstar Bank acquisition. Total deposits equaled $217.0 million or 77.6% of assets at June 30, 2011. CDs accounted for 54.7% of total deposits at June 30, 2011, versus 54.9% of total deposits at year end 2008.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2006 through June 30, 2011, borrowings increased at an annual rate of 43.2%. The relatively high growth rate reflected for borrowings was largely related to the modest balance of borrowings maintained at year end 2006. The Company’s utilization of borrowings reached a peak balance of $31.4 million or 11.2% of assets at June 30, 2011. Borrowings held by the Company at June 30, 2011 consisted entirely of FHLB advances.

The Company’s equity increased at a 20.9% annual rate from year end 2006 through June 30, 2011, which was mostly attributable to the minority stock offering completed in 2007. Acquisition related gains also supported a relatively large increase to the Company’s capital in 2010. Capital growth outpaced the Company’s asset growth rate, which provided for an increase in the Company’s equity-to-assets ratio from 5.8% at year end 2006 to 9.9% at June 30, 2011. All of the Company’s capital is tangible capital. Polonia Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2011. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Polonia Bancorp’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five and one-half years. The Company’s reported earnings over the past five and one-half years ranged from a net loss of $325,000 or 0.17% of average assets in 2007 to net income of $3.2 million or 1.27% of average assets or the twelve months ended June 30, 2011. The relatively high earnings reported for 2010 and the most recent twelve month period were supported by acquisition related gains, which are not viewed as part of the Company’s core or recurring earnings. Net interest income and operating expenses represent the primary components of the Company’s recurring earnings. Revenues derived from sources of non-interest operating income have been a relatively limited contributor to the Company’s earnings. Favorable credit quality measures have served to limit the amount of loan loss provisions established over the past five and one-half years. With the exception of acquisition related gains realized from the acquisition of Earthstar Bank in 2010, gains and losses have been a relatively minor factor in the Company’s earnings over the past five and one-half years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Table 1.2

Polonia Bancorp, Inc.

Historical Income Statements

	For the Year Ended December 31,										For the 12 months
	2006		2007		2008		2009		2010		Ended 06/30/11
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$8,590	5.07%	$10,297	5.24%	$11,069	5.24%	$10,707	4.83%	$9,845	4.48%	$11,374	4.49%
Interest expense	(4,240)	-2.50%	(5,639)	-2.87%	(5,312)	-2.51%	(5,000)	-2.26%	(3,675)	-1.67%	(3,542)	-1.40%

Net interest income	$4,350	2.57%	$4,658	2.37%	$5,757	2.72%	$5,707	2.58%	$6,170	2.80%	$7,832	3.10%
Provision for loan losses	(58)	-0.03%	(31)	-0.02%	(85)	-0.04%	(252)	-0.11%	115	0.05%	(817)	-0.32%

Net interest income after provisions	$4,292	2.54%	$4,627	2.36%	$5,672	2.68%	$5,455	2.46%	$6,285	2.86%	$7,015	2.77%
Other operating income	$818	0.48%	$761	0.39%	$373	0.18%	$670	0.30%	$850	0.39%	$775	0.31%
Operating expense	(5,363)	-3.17%	(5,878)	-2.99%	(6,101)	-2.89%	(6,559)	-2.96%	(7,645)	-3.48%	(8,072)	-3.19%

Net operating income	($253)	-0.15%	($490)	-0.25%	($56)	-0.03%	($434)	-0.20%	($510)	-0.23%	($282)	-0.11%

Non-Operating Income
Investment securities gains (losses), net	($168)	-0.10%	—	0.00%	(411)	-0.19%	$486	0.22%	$294	0.13%	$218	0.09%
Gain on sale of loans	—	0.00%	—	0.00%	123	0.06%	288	0.13%	366	0.17%	333	0.13%
Acquisition related gains	—	0.00%	—	0.00%	—	0.00%	—	0.00%	4,600	2.09%	4,600	1.82%

Net non-operating income	($168)	-0.10%	$0	0.00%	($288)	-0.14%	$774	0.35%	$5,260	2.39%	$5,151	2.04%
Net income before tax	($421)	-0.25%	($490)	-0.25%	($344)	-0.16%	$340	0.15%	$4,750	2.16%	$4,869	1.92%
Income tax provision	202	0.12%	165	0.08%	98	0.05%	(9)	0.00%	(1,586)	-0.72%	(1,665)	-0.66%

Net income (loss)	($219)	-0.13%	($325)	-0.17%	($246)	-0.12%	$331	0.15%	$3,164	1.44%	$3,204	1.27%

Adjusted Earnings
Net income	($219)	-0.13%	($325)	-0.17%	($246)	-0.12%	$331	0.15%	$3,164	1.44%	$3,204	1.27%
Add(Deduct): Net gain/(loss) on sale	168	0.10%	0	0.00%	288	0.14%	(774)	-0.35%	(5,260)	-2.39%	(5,151)	-2.04%
Tax effect (2)	(67)	-0.04%	—	0.00%	(115)	-0.05%	310	0.14%	2,104	0.96%	2,060	0.81%

Adjusted earnings	($118)	-0.07%	($325)	-0.17%	($73)	-0.03%	($133)	-0.06%	$8	0.00%	$113	0.04%
Expense Coverage Ratio (3)	0.81		0.79		0.94		0.87		0.81		0.97
Efficiency Ratio (4)	103.9%		108.5%		99.5%		102.9%		109.0%		93.5%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Polonia Bancorp’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Over the past five and one-half years, the Company’s net interest income to average assets ratio ranged from a low of 2.37% during 2007 to a high of 3.10% for the twelve months ended June 30, 2011. The comparatively higher net interest income ratios reported for 2010 and the most recent twelve month period have been facilitated by wider yield-cost spreads, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. Deposit run-off consisting primarily of relatively higher costing CDs and money market deposits also contributed to lowering the Company’s funding costs. The Company’s interest rate spread equaled 3.63% during the six months ended June 30, 2011, versus an interest rate spread of 2.55% during 2009. The Company’s net interest rate spreads and yields and costs for the period covered in Table 1.1 are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable and somewhat of a limited contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate sources of non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of 0.18% of average assets during 2008 to a high of 0.48% of average assets during 2006. For the twelve month ended June 30, 2011, the Company reported non-interest operating income of $775,000 or 0.31% of average assets. Rental income and service fees on deposit accounts constitute the largest sources of non-interest operating income for the Company.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.89% of average assets during 2008 to a high of 3.48% of average assets during 2010. For the twelve months ended June 30, 2011, operating expenses equaled $8.1 million or 3.19% of average assets. The increase in operating expenses reported for 2010 was mostly related to the Company’s investment in a subsidiary established to manage and dispose of foreclosed real estate. Operating expenses were slightly higher during the most recent twelve month period compared to 2010, which was mostly related to an increase in compensation and employee benefits resulting primarily from the acquisition of Earthstar Bank. The increase in operating expenses for the most recent twelve month period was partially offset by the decrease in expense related to the Company’s investment in a subsidiary to manage and dispose of foreclosed real estate. Overall, the Company’s has maintained relatively high levels

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

of operating expenses for an institution that has maintained a traditional thrift operating strategy, as reflected by a loan portfolio concentrated in 1-4 family permanent mortgage loans and limited diversification of products and services that generate revenues from sources of non-interest operating income. Upward pressure will be placed on the Company’s operating expense ratio following the second-step offering due to additional stock benefit plan expenses. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through more aggressive growth of the balance sheet.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 2006 reflect a slight increase in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Polonia Bancorp’s expense coverage ratio equaled 0.81 times during 2006 versus a ratio of 0.97 times during the twelve months ended June 30, 2011. The increase in the expense coverage ratio resulted from an increase in the net interest income ratio and a decrease in the operating expense ratio. Similarly, Polonia Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 103.9% for 2006 was less favorable than its efficiency ratio of 93.5% for the twelve months ended June 30, 2011.

During the period covered in Table 1.2, maintenance of generally favorable credit quality measures served to limit the impact of loan loss provisions on the Company’s earnings. Over the past five and one-half years, loan loss provisions established by the Company ranged from a recovery of 0.05% of average assets during 2010 to a high of 0.32% of average assets during the twelve months ended June 30, 2011. Loans added through the acquisition of Earthstar Bank largely accounted for the higher loan loss provisions established during the most recent twelve month period. As of June 30, 2011, the Company maintained loan loss allowances of $1.6 million, with an allocation of $881,000 to non-covered loans receivable of $139.6 million and $676,000 to covered loans of $30.1 million. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-half years.

Non-operating income over the past five and one-half years has primarily consisted of gains and losses on the sale of investment securities and gains on the sale of loans. Overall, non-operating income ranged from a net loss of 0.14% of average assets during 2008 to net gains equal to 2.39% of average assets during 2010. The net gains for 2010 includes acquisition related gains of $4.6 million or 2.09% of average assets. For the twelve months ended June 30, 2011, the Company reported net gains of $5.2 million or 2.04% of average

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

assets. The net gains for the most recent twelve month period also included $4.6 million of acquisition related gains, as well as gains on the sale of loans and investment securities of $333,000 and $218,000, respectively. Loan sale gains reflect the sale of fixed rate 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 2.65% during 2009 to a high of 47.98% during 2006. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens. As of June 30, 2011, Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 26% decline in Polonia Bancorp’s NPV (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling online originations of fixed rate 1-4 family loans generated through the Internet, investing in certain securities that mature or reprice within five years, maintaining a portion of the investment portfolio as available for sale and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or balloon loans. As of June 30, 2011, ARM loans comprised 5.6% of total loans due after June 30, 2012 (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with initial maturities out to ten years and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 45.3% of the Company’s deposit composition at June 30, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Polonia Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the major portion of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by home equity loans and lines of credit. Other areas of lending diversification for the Company have been limited to consumer loans, which primarily consist of education loans. The Company also holds a small amount of commercial business loans, which were loans acquired from Earthstar Bank. Going forward, the Company’s lending strategy is to remain primarily a 1-4 family lender, with areas of lending diversification continuing to emphasize commercial real estate/multi-family loans and home equity loans and lines of credit. Exhibit I-9 provides historical detail of Polonia Bancorp’s loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2011.

Polonia Bancorp currently only offers fixed rate loans for 1-4 family permanent mortgage loans, with terms ranging from 10 to 30 years. Loan originations are generally underwritten to secondary market guidelines. The Company’s current philosophy is to sell loans generated online through Internet mortgage loan sites and to retain loans generated through walk-in customers. Loans are typically sold with servicing released. As of June 30, 2011, the Company’s outstanding balance of 1-4 family loans equaled $138.0 million or 81.4% of total loans outstanding and included $17.2 million of covered loans.

The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans for terms of up to 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 25 years with a maximum ten year draw period. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of June 30, 2011, the Company’s outstanding balance of home equity loans and lines of credit totaled $4.9 million or 2.9% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. Polonia Bancorp originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Loan terms typically provide for up to 25 year amortizations, with a five year repricing term and a 15 year balloon provision. Properties securing the commercial real estate loan portfolio include apartment buildings and mix-use properties. Most of the commercial real estate and multi-family loans held in the Company’s loan portfolio consist of loan participations that were purchased from other local financial institutions. The purchased loan participations are subjected to the same underwriting criteria as loans originated by the Company. As of June 30, 2011, the Company’s outstanding balance of multi-family and commercial real estate loans totaled $21.5 million equal to 12.7% of total loans outstanding and included $11.8 million of covered loans.

Except for the Earthstar Bank commercial business loans that were acquired by the Company, the Company’s diversification into non-mortgage loans has been limited to consumer loans. Commercial business loans acquired by the Company are covered loans and amounted to $1.1 million at June 30, 2011.

Beyond home equity loans and home equity lines of credit, education loans constitute the major portion of the Company’s consumer loan portfolio. Education loans are offered to students of Pennsylvania colleges and universities and are 100% guaranteed by the state of Pennsylvania. As of June 30, 2011, the Company held $3.0 million of education loans. The Company has stopped offering education loans and, thus, the portfolio of education loans will gradually pay down. The balance of the consumer loan portfolio consists substantially of various types of installment loans and loans secured by deposits, most of which were non-covered loans of Earthstar Bank that were acquired by the Company. As of June 30, 2011, the consumer loan portfolio (exclusive of home equity loans and lines of credit) totaled $4.1 million or 2.4% of total loans outstanding and included $1.1 million of non-covered purchased loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Asset Quality

The Company’s historical 1-4 family lending emphasis and lending in local and familiar markets have supported the maintenance of relatively favorable credit quality measures, even as credit market conditions have experienced significant deterioration in recent years. Over the past five and one-half years, Polonia Bancorp’s balance of non-performing assets ranged from a low of 0.11% of assets at year end 2007 to a high of 1.26% of assets at year end 2009. The Company held $1.1 million of non-performing assets (exclusive of covered non-performing assets) at June 30, 2011, equal to 0.44% of non-covered assets. As shown in Exhibit I-11, non-performing assets at June 30, 2011 consisted entirely of non-accruing loans. One-to-four family loans accounted for the substantial portion of the non-accruing loan balance at June 30, 2011. The Company also held $893,000 of non-accruing covered loans at June 30, 2011, which consisted of $621,000 of 1-4 family loans, $177,000 of commercial real estate/multi-family loans and $95,000 of commercial business loans. The FDIC will reimburse the Company for 80% of the losses incurred on the covered loans.

To track the Company’s asset quality and the adequacy of valuation allowances, Polonia Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2011, the Company maintained allowance for loan losses of $881,000 allocated to loans receivable, equal to 0.64% of net loans receivable and 81.20% of non-performing loans. As of June 30, 2011, the Company maintained allowance for loan losses of $676,000 allocated to covered loans, equal to 2.30% of net covered loans and 75.70% of non-performing covered loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2011 deposits accounted for 87.4% of Polonia Bancorp’s interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-half years. CDs constitute the largest concentration of the Company’s deposit composition, with the concentration of CDs comprising total deposits remaining at a fairly stable level over the past three and one-half years. As of June 30, 2011, the CD portfolio totaled $118.8 million or 54.7% of total deposits, versus comparable measures of $90.4 million and 54.9% of total

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

deposits at year end 2008. CDs with scheduled maturities of one year or less comprised 65.1% of the Company’s CDs at June 30, 2011. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of June 30, 2011. As of June 30, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $40.9 million or 34.5% of total CDs. Historically, the Company has not utilized brokered CDs as a funding source.

The Company maintained $98.2 million of savings and transaction account deposits at June 30, 2011, which equaled 45.3% of total deposits. Comparatively, core deposits equaled $74.2 million or 45.1% of total deposits at year end 2008. Since year end 2008, money market account deposits have been the primary source of the Company’s core deposit growth. Most of money market deposit growth was related to deposits assumed in the Earthstar Bank acquisition. Money market account deposits comprise the largest concentration of the Company’s core deposits and, as of June 30, 2011, money market account deposits equaled $48.8 million or 49.6% of core deposits.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $31.4 million of borrowings at June 30, 2011 with a weighted average rate of 2.63%. Borrowings held by the Company at June 30, 2011 consisted entirely of FHLB advances with remaining terms out to seven years. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three and one-half years.

Subsidiaries

Polonia Bancorp’s only direct subsidiary is Polonia Bank. Polonia Bank has two wholly-owned subsidiaries:

Polonia Bank Mutual Holding Company (“PBMHC”). PBMHC, a Delaware corporation, was formed in 1997 to hold certain assets and conduct certain investment activities of Polonia Bank.

Community Abstract Agency LLC (“Community Abstract”). Community Abstract, a Pennsylvania limited liability company, was formed in 1999 to provide title insurance services.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Headquartered in Huntingdon Valley, Pennsylvania, Polonia Bancorp serves southeastern Pennsylvania through the main office and six branch offices. On December 10, 2010, Polonia Bancorp completed the acquisition of Earthstar Bank, a state chartered bank headquartered in Southampton, Pennsylvania. All four of Earthstar Bank’s banking offices were reopened as branches of Polonia Bank. In May 2011, the Company consolidated one of its branches located in Philadelphia County into an Earthstar Bank branch and consolidated one of Earthstar Bank’s branches located in Bucks County into its main office. The Company’s current branch network covers a two-county market area of Philadelphia County and Montgomery County. The main office is maintained in Montgomery County and the six branch offices are maintained in Philadelphia County. All of the Company’s branches fall within the Philadelphia MSA (“Metropolitan Statistical Area”). Exhibit II-1 provides information on the Company’s office facilities.

The Philadelphia MSA is the nation’s fifth largest metropolitan area in terms of total population. Based on 2010 census data, the Philadelphia MSA population was estimated at 6.0 million. The two counties served by the Company’s branches had a total population of approximately 2.2 million. The Greater Philadelphia area economy is typical of the cities in the northeast corridor, where the traditional manufacturing-based economy has diminished and the service sector has been the primary source of growth. Overall, the Philadelphia MSA maintains a fairly diversified economic base, as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

Future growth opportunities for Polonia Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

RP® Financial, LC.	MARKET AREA
II.2

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past few quarters, economic data for January 2011 generally showed an improving economy; although, housing remained a soft spot in the economic recovery. Manufacturing activity continued to expand in January 2011, jumping to its highest level since 2004. The jobs report for January showed 36,000 jobs were added, which was far less than expected. However, the January unemployment rate dropped to 9.0%. New home construction declined slightly in January, as new home sales faced increasing competition from the large number of foreclosed homes put on the market. Existing home sales were up 2.7% in January, while new home sales plunged 12.6% in January. Home prices continued to decline in most major metropolitan areas through the end of 2010. Durable-goods orders were up in January, which was driven by a jump in orders for aircraft and other transportation equipment. Manufacturing activity showed further expansion in February, with U.S. manufacturing output reaching a seven year high in February. Service sector activity picked up as well in February, while the U.S. unemployment rate declined to 8.9% in February as 192,000 jobs were added during the month. While the recovery in the broader economy appeared to be gaining momentum, the housing market showed signs of weakening. New and existing home sales dropped sharply in February and home prices fell for a third straight month in January. March employment data showed the U.S. added 216,000 jobs and the unemployment rate declined to 8.8%, which was the fourth consecutive month the unemployment rate declined. Activity in the manufacturing and service sectors continued to expand in March. Retail sales also increased in March, which was mostly due to higher gas prices. New and existing home sales rose in March, but the pace of sales remained at historically low levels and home prices continued to decline. Durable-goods orders were up in March, signaling continued strength in the manufacturing sector. The initial estimate for first quarter GDP growth showed a lower annualized growth rate of 1.8% (subsequently revised to 0.4%) compared to a 3.1% growth rate in the fourth quarter of 2010. Home prices fell 3% in the first quarter, the steepest drop since 2008.

Manufacturing and service sector activity expanded at a slower rate in April 2011, with the slower growth suggesting that higher fuel costs were hindering the economy. April employment data showed stronger job growth than expected, as the economy added 244,000 jobs in April. The April unemployment rate was up slightly to 9.0%. Retail sales were up for a tenth straight month in April, although much of the increase was attributable to higher gasoline prices. New home construction declined 10.6% in April, as an abundance of foreclosed homes on the market limited

RP® Financial, LC.	MARKET AREA
II.3

demand for new homes. Existing home sales were down in April as well. April home prices were down 4% compared to a year ago, but were up 0.7% in April compared to March. Notably, the index of leading economic indicators declined in April compared to March, the first drop in the index since last June. Other signs that the recovery was losing momentum included a sharp drop in manufacturing activity during May, a decline in retail sales and a drop-off in the number of jobs added in May. The unemployment rate for May increased to 9.1%. The housing sector continued to struggle in May, as sales of existing homes were down in May. While housing starts rose in May, new home construction was down from a year ago. Manufacturing activity recovered somewhat in June following the sharp decline in May, although the service sector expanded at a slower rate in June compared to May. The U.S. added just 18,000 jobs in June, which was the weakest job growth since September, and the unemployment rate for June edged up to 9.2%. Retail sales rose slightly in June, reflecting more cautious spending by consumers than earlier in the year. Home construction rose in June, but remained low relative to historical levels, and sales of existing homes dropped in June to a seven-month low. New home sales declined as well in June to the lowest annual rate on record. The initial estimate of second quarter GDP growth showed that the economy expanded at a meager 1.3% annual rate.

More evidence of a slowing economy was forthcoming in July 2011 reports for manufacturing activity and employment. The pace of manufacturing activity dropped sharply in July, while U.S. employers added 117,000 jobs in July reflecting sluggish economic growth. The unemployment rate for July ticked down to 9.1%. Productivity declined at a 0.3% annual rate in the second, as the stalled economy hurt production by U.S. companies. Comparatively, retail sales for July were up 0.5%, which was better than expected.

In terms of interest rates trends over the past few quarters, news that private sector hiring increased in December pushed Treasury yields higher at the start of 2011, with the yield on the 10-year Treasury note approaching 3.5%. Treasury yields eased lower heading into mid-January, as the December producer price index showed only a modest increase after factoring out food and energy prices. Stronger than expected existing home sales provided for a brief spike in long-term Treasury yields heading into late-January. The Federal Reserve concluded its late-January meeting electing to keep its target rate the same and that it would continue to maintain the bond purchase program. Treasury yields eased lower in late-January, as investors sought the safe haven of Treasury bonds amid the political turmoil in Egypt. Higher wholesale and consumer prices in January, along with more indications that the economic recovery was gaining momentum, pushed Treasury yields higher heading into mid-February. Treasury yields dipped in late-

RP® Financial, LC.	MARKET AREA
II.4

February, as investors moved into lower risk investments amid the growing turmoil in Libya. Economic data showing the recovery was strengthening provided for a slight upward trend in interest rates during early-March, which was followed by lower interest rates in mid-March as fears of consequences from Japan’s earthquake pushed up demand for Treasury bonds. The Federal Reserve concluded its mid-March meeting with no change in its target interest rate and kept its easy-money policies intact. Treasury yields continued to ease lower going into the second half of March, as core wholesale and consumer prices for February indicated that underlying inflation pressures remained modest. Treasury yields rose in late-March on news that fourth quarter GDP growth was revised up more than expected and comments from a Federal Reserve member that suggested tighter monetary policy would need to be considered in the near future.

Interest rates stabilized during the first half of April 2011, as Federal Reserve officials signaled that the Federal Reserve was unlikely to follow the European Central Bank in lifting interest rates. Modest increases in March core wholesale and consumer costs suggested that underlying inflation pressures remained contained. Interest rates remained stable through the balance of April, with the Federal Reserve concluding its late-April meeting with no change in its target rate. The Federal Reserve also said it would complete its $600 billion bond buying program in June as planned. Long-term Treasury yields eased lower through most of May, with the yield on the 10-year Treasury approaching 3.0% in late-May. The yield on the 10-year Treasury note dipped below 3.0% in early-June, as the Federal Reserve Chairman acknowledged that the U.S. economy was growing more slowly than expected. Long-term Treasury yields were fairly stable through most of June, with the June meeting of the Federal Reserve concluding with no change in its target rate. The Federal Reserve indicated that it did not expect a change in rates for several months, based on the view that the U.S. economy was settling into a disappointing weak recovery this year and into 2012 as well. A pick-up in manufacturing activity in June helped to push Treasury yields higher in early-July, which was followed by a rally in Treasury bonds amid deepening worries about the euro-zone debt crisis and the slowdown in the U.S. economic recovery. Treasury yields edged higher in late-July on growing worries about the deficit standoff and the possibility of a U.S. default leading to a downgrade of the U.S.’s triple-A credit rating. More signs of a slowing economy pushed Treasury yields lower in early-August. Treasury bonds rallied sharply after the downgrade of the U.S.’s credit rating, as investors poured money into the safety of U.S. Treasury bonds despite yields that approached their lowest levels in history. As of August 12, 2011, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.11% and 2.24%, respectively, versus comparable year ago yields of 0.25% and 2.74%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA
II.5

Based on the consensus outlook of 53 economists surveyed by The Wall Street Journal in July 2011, economic growth is expected to bounce back in the second half of 2011 to annualized growth rate of 3.1% and remain around 3.0% through 2012. Most of the economists expect that the unemployment rate will decrease in 2011, but the pace of job growth will only serve to bring the unemployment rate down slowly. On average, the economists expect that the unemployment rate will be 8.8% by the end of 2011 and 8.1% by the end of 2012, with the economy adding around 2.2 million jobs over the next twelve months. On average, the economists did not expect the Federal Reserve to begin raising its target rate until the first half of 2012 and the yield on the 10-year Treasury would reach 3.55% by December 2011 and 4.24% by the end of 2012. Inflation pressures were forecasted to recede going into 2012, as the price of oil was expected to settle around $100 a barrel. The economists also forecasted home prices would decline 2.4% in 2011, as measured by the Federal Housing Finance Agency index. Housing starts were forecasted to tick up through 2012, but remain at historically depressed levels.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Polonia Bancorp (see Table 2.1).

Philadelphia County has a larger population base and is a more urban market compared to Montgomery County. Philadelphia County experienced a slight decline in population during the 2000 to 2010 period, versus a 0.5% annual population growth rate for Montgomery County. These trends reflect urban flight to suburban markets for housing and job opportunities. Comparatively, the annual population growth rates for Pennsylvania and the U.S. were 0.2% and 1.0%, respectively, during the 2000 to 2010 period. Growth trends for the primary market area counties, as well as for the U.S. and Pennsylvania, project slower population growth rates over the next five years or, with respect to Philadelphia County, the rate of population loss is projected to continue at a similar pace. Growth in households generally mirrored the population growth rates during the period covered in Table 2.1, and are projected to slightly decrease over the next five years. The slower demographic growth reflected for the primary market area counties, particularly with respect to Philadelphia County, is a characteristic typical of mature, densely populated markets located throughout the Northeast Corridor.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Polonia Bancorp, Inc.

Summary Demographic Data

	Year				Growth Rate
	2000		2010	2015	2000-2010	2010-2015
Population (000)
United States		281,422	311,213	323,209	1.0%	0.8%
Pennsylvania		12,281	12,574	12,637	0.2%	0.1%
Montgomery County		750	786	796	0.5%	0.3%
Philadelphia County		1,518	1,440	1,402	-0.5%	-0.5%

Households (000)
United States		105,480	116,761	121,360	1.0%	0.8%
Pennsylvania		4,777	4,950	4,992	0.4%	0.2%
Montgomery County		286	304	309	0.6%	0.3%
Philadelphia County		590	567	553	-0.4%	-0.5%

Median Household Income ($)
United States		$42,164	$54,442	$61,189	2.6%	2.4%
Pennsylvania		40,108	52,723	59,736	2.8%	2.5%
Montgomery County		60,868	80,500	93,887	2.8%	3.1%
Philadelphia County		30,781	41,221	48,284	3.0%	3.2%

Per Capita Income ($)
United States		$21,587	$26,739	$30,241	2.2%	2.5%
Pennsylvania		20,880	26,585	30,057	2.4%	2.5%
Montgomery County		30,898	39,859	44,483	2.6%	2.2%
Philadelphia County		16,509	20,987	23,894	2.4%	2.6%

	$	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +

2010 HH Income Dist. (%)
United States		20.8%	24.7%	35.7%	18.8%
Pennsylvania		22.1%	25.2%	36.5%	16.2%
Montgomery County		10.5%	17.1%	34.3%	38.2%
Philadelphia County		33.1%	25.8%	31.4%	9.7%

Source:	SNL Financial.

RP® Financial, LC.	MARKET AREA
II.7

Median household and per capita income were significantly lower in Philadelphia County compared to Montgomery County, while Montgomery County’s measures were well above the comparable measures for the U.S. and Pennsylvania. The greater wealth of the more suburban Montgomery County market is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. Additionally, much of the growth in white collar jobs in the Philadelphia MSA has been occurring in suburban markets. Comparatively, the lower per capita and median household incomes for Philadelphia County reflect a higher concentration of blue collar workers, both skilled and unskilled, as well as some areas of poverty areas in the inner city. Median household income for both of the primary market area counties is projected to increase at rates that exceed the projected median household income growth rates for the U.S. and Pennsylvania. The less affluent nature of Philadelphia County is further implied by household income distribution measures, which show that, in comparison to Montgomery County, the U.S. and Pennsylvania, Philadelphia County maintains a much higher percentage of households with incomes of less than $25,000 and a much lower percentage of households with incomes in the upper income brackets. Income distribution measures for Montgomery County reflected a relatively high concentration of incomes over $100,000.

Real Estate Market

Home prices in the Philadelphia MSA have fallen in recent years with market activity in the last 12 months fluctuating. The median sales price for existing homes in the Philadelphia MSA was $199,100 during the first quarter of 2011, down 5.1% from $209,800 for the year ago period. Home sales in the Company’s market area have been down over the last 12 months. As of May 2011, year-to-date home sales in Philadelphia County equaled 3,586, down 17.6% from the 4,354 homes sold during the same period a year prior. In Montgomery County, 2,298 homes were sold YTD as of May 2011, down 16.2% from the 2,743 homes sold during the same period a year prior.

Local Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in both primary market area counties, as well as Pennsylvania. Government employment followed by wholesale/retail employment represented the second and third largest employment sectors in Philadelphia County. Comparatively, wholesale/retail employment followed by employment in finance/insurance/real estate represented the second and

RP® Financial, LC.	MARKET AREA
II.8

third largest employment sectors in Montgomery County, The manufacturing industry, once the backbone of the regional economy, has generally experienced a shrinking job base reflecting a trend of manufacturers moving out of urban markets, particularly throughout the Northeast Corridor.

Table 2.2

Polonia Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Pennsylvania	Philadelphia County	Montgomery County

	(% of Total Employment)
Services	40.0%	52.8%	42.9%
Wholesale/Retail Trade	14.3%	9.2%	15.2%
Government	11.0%	14.1%	6.5%
Manufacturing	9.1%	3.7%	8.3%
Fin. Insur. RE	9.0%	8.0%	12.8%
Construction	5.6%	2.5%	5.6%
Transportation/Utility	3.9%	3.7%	2.3%
Arts, Entertainment	2.0%	2.3%	1.9%
Information	1.7%	1.8%	2.7%
Agriculture	1.0%	0.0%	0.1%
Other	2.3%	1.9%	1.8%

	100.00%	100.00%	100.00%

Source: REIS DataSource 2008

Table 2.3 lists the largest employers in the Greater Philadelphia region by number of employees. Growth sectors of the local economy included the life science and healthcare industries, which has been fostered by the presence of major research universities. Similarly, growth in information technology and communications industries reflects many of these same factors.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

Polonia Bancorp, Inc.

Market Area Largest Employers

Rank	Company	Industry	Employees

1	School District of Philadelphia	Public Administration	26,000
2	Jefferson Health System	Healthcare and Social Assistance	23,000
3	University of Pennsylvania	Educational Services	20,000
	University of Pennsylvania
4	Health System	Healthcare and Social Assistance	14,000
5	Merck & Company, Inc.	Manufacturing	12,000
6	Supervalu Inc. (Acme)	Retail Trade	11,500
7	Lockheed Martin Corporation	Manufacturing	11,500
8	Wal-Mart	Retail Trade	11,445
9	Catholic Health East	Healthcare and Social Assistance	11,339
10	UPS	Transportation and Warehousing	10,261
11	Christiana Care Health System	Healthcare and Social Assistance	10,000
12	Bank of America Corp.	Finance and Insurance	10,000
13	Aramark Corp.	Administrative and Support Services	9,532
14	Independence Blue Cross	Finance and Insurance	9,500
15	EI Du Pont de Nemours & Co	Manufacturing	9,500
16	Johnson & Johnson	Manufacturing	9,328
17	Comcast/Spectacor	Information	9,301
18	Verizon Communications Inc.	Information	9,054
19	Children’s Hospital	Healthcare and Social Assistance	9,000
20	Virtua Health	Healthcare and Social Assistance	8,900

Source: Greater Philadelphia Chamber of Commerce and Select Greater Philadelphia, 2008

The market area’s core industries have been described below.

Financial Services. In 2010, Greater Philadelphia had the 4th-highest concentration ratio for financial activities employment among the nation’s largest metro areas. A number of Fortune 1000 banking and financial services companies operate in the area, including all of the money center banks.

Bio-technology and Pharmaceutical Industries. The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development. Among these are some of the world’s largest pharmaceutical companies including market leaders such as GlaxoSmithKline, Wyeth and AstraZeneca.

RP® Financial, LC.	MARKET AREA
II.10

Health Care. Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Crozer Keystone Health System and Mercy Health Corp. being among the largest.

Science and Technology. The chemicals industry in greater Philadelphia is the fourth largest in employment among the major metropolitan areas. The greater Philadelphia chamber of commerce notes that more than 36,000 greater Philadelphia residents are employed in the chemicals industry. A number of Fortune 1000 science and technology companies operate in the region including Sunoco, DuPont, Rockwood Holdings, and FMC. Additionally, the region ranks in the top 10 U.S. metropolitan areas in the number of engineering degrees earned.

Unemployment Trends

Unemployment trends for the primary market area counties and Pennsylvania are displayed in Table 2.4. The data indicates that the June 2011 unemployment rate of 8.0% for Pennsylvania was below the U.S. unemployment rate of 9.2%. June 2011 unemployment rates for the primary market area counties were 7.0% in Montgomery County and 10.7% in Philadelphia County. Both of the primary market area counties recorded lower unemployment rates for June 2011 compared to the year ago period, which paralleled the trends for Pennsylvania and the U.S.

Table 2.4

Polonia Bancorp, Inc.

Unemployment Trends (1)

Region	June 2010 Unemployment	June 2011 Unemployment
United States	9.5%	9.2%
Pennsylvania	9.2	8.0
Montgomery County	7.8	7.0
Philadelphia County	11.9	10.7

(1) Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the southeastern Pennsylvania and, in particular, the markets that are nearby to Polonia Bancorp’s

RP® Financial, LC.	MARKET AREA
II.11

office locations. Table 2.5 displays deposit market trends the past four years for the Company’s market area counties, as well as the state of Pennsylvania. The Company’s deposit data for June 30, 2010 includes the deposits and branches of Earthstar Bank. Consistent with the state of Pennsylvania, commercial banks maintained a larger market share of deposits than savings institutions in all of the Company’s primary market area counties. For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in all three of the counties that were served by the combined branch networks of the Company and Earthstar Bank. From 2006 to 2010, annual deposit growth rates for the primary market area counties ranged from negative 3.9% in Montgomery County to positive 4.7% in Bucks County. Bucks County was the only primary market area county that had a higher deposit growth rate compared to Pennsylvania’s deposit growth rate of 3.4%. In May 2011, the Bucks County branch was consolidated into the Company’s main office.

Table 2.5

Polonia Bancorp, Inc.

Deposit Summary

	As of June 30,
	2006			2010
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches	Deposit Growth Rate 2006-2010
			(Dollars in Thousands)				(%)
State of Pennsylvania	$250,156,000	100.0%	4,700	$285,870,000	100.0%	4,719	3.4%
Commercial Banks	172,896,000	69.1%	3,384	222,256,000	77.7%	3,479	6.5%
Savings Institutions	77,260,000	30.9%	1,316	63,614,000	22.3%	1,240	-4.7%

Bucks County	$11,841,168	100.0%	250	$14,236,250	100.0%	262	4.7%
Commercial Banks	7,668,027	64.8%	168	9,481,859	66.6%	177	5.5%
Savings Institutions	4,173,141	35.2%	82	4,754,391	33.4%	85	3.3%
Polonia Bancorp (1)	—	—	—	71,481	0.5%	1	—

Montgomery County	$25,514,660	100.0%	356	$21,756,486	100.0%	371	-3.9%
Commercial Banks	12,132,499	47.6%	231	14,294,828	65.7%	242	4.2%
Savings Institutions	13,382,161	52.4%	125	7,461,658	34.3%	129	-13.6%
Polonia Bancorp (1)	28,650	0.1%	1	48,057	0.2%	1	13.8%

Philadelphia County	$41,880,068	100.0%	338	$46,564,617	100.0%	333	2.7%
Commercial Banks	23,376,349	55.8%	190	35,060,267	75.3%	187	10.7%
Savings Institutions	18,503,719	44.2%	148	11,504,350	24.7%	146	-11.2%
Polonia Bancorp (1)	108,273	0.3%	4	155,734	0.3%	7	9.5%

(1)	June 30, 2010 data includes Earthstar Bank’s branches and deposits.

Source: FDIC.

Polonia Bancorp’s largest holding and highest market share of deposits is in Philadelphia County, where the Company maintains its largest branch presence. The Company’s $155.7 million of deposits at the Philadelphia County branches represented a 0.3% market share of bank and thrift deposits at June 30, 2010. In Montgomery County, the Company’s $48.1 million of deposits represented a 0.2% market share of bank and thrift deposits at June 30, 2010.

RP® Financial, LC.	MARKET AREA
II.12

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Polonia Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Polonia Bancorp has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the three counties that were served by the combined branch networks of the Company and Earthstar Bank, based on deposit market share at June 30, 2010 as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.6, based on the combined deposits of the Company and Earthstar Bank at June 30, 2010.

Table 2.6

Polonia Bancorp

Market Area Deposit Competitors

Location	Name

Bucks County	Wells Fargo Bank (20.1%) TD Bank NA (11.8%) Citizens Bank of PA (8.7%) PNC Bank NA (6.0%) Polonia Bancorp (0.5%) – Rank of 24

Montgomery County	Wells Fargo Bank (16.2%) Citizens Bank of PA (12.7%) TD Bank NA (11.6%) PNC Bank NA (8.1%) Polonia Bancorp (0.2%) - Rank of 37

Philadelphia County	Wells Fargo Bank (36.4%) PNC Bank NA (14.2%) Citizens Bank of PA (12.8%) Bank of America (11.2%) Polonia Bancorp (0.3%) - Rank of 24

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Polonia Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Polonia Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Polonia Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 141 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Polonia Bancorp will be a full public company upon completion of the second-step offering, we considered only full public

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Polonia Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Mid-Atlantic institutions with assets between $225 million and $600 million, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Six companies met the criteria for Screen #1 and three were included in the Peer Group: Elmira Savings Bank of New York, OBA Financial Services of Maryland and WVS Financial Corp. of Pennsylvania. Alliance Bancorp of Pennsylvania, FedFirst Financial of Pennsylvania and Standard Financial of Pennsylvania were excluded from the Peer Group, as the result of completing their stock conversions within the past year. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•

Screen #2 Midwest institutions with assets between $225 million and $600 million, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Seven companies met the criteria for Screen #2 and all seven were included in the Peer Group: First Capital of Indiana, First Clover Leaf Financial of Illinois, First Savings Financial Group of Indiana, Jacksonville Bancorp of Illinois, LSB Financial Corp. of Indiana, River Valley Bancorp of Indiana and Wayne Saving Bancshares of Ohio. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Polonia Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Polonia Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

August 12, 2011

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
FCLF	First Clover Leaf Financial Corp. of IL	NASDAQ	Edwardsville, IL	Thrift	$576	M	4	12-31	07/06	$5.89	$46
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$524		12	09-30	12/08	$15.50	$37
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$500		11	12-31	03/85	$15.98	$31
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$445		13	12-31	01/99	$17.60	$49
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$412		11	03-31	01/03	$8.35	$25
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$387	M	10	12-31	12/96	$16.19	$25
LSBI	LSB Financial Corp. of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$360		5	12-31	02/95	$12.60	$20
OBAF	OBA Financial Serv. Inc. of MD	NASDAQ	Germantown, MD	Thrift	$356	M	5	06-30	01/10	$14.36	$66
JXSB	Jacksonville Bancorp Inc. of IL	NASDAQ	Jacksonville, IL	Thrift	$305		7	12-31	07/10	$13.10	$25
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$247	M	6	06-30	11/93	$9.01	$19

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Polonia Bancorp’s characteristics is detailed below.

•

Elmira Savings Bank of New York. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income as a percent of average assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•	First Capital, Inc. of Indiana. Selected due to similar interest-earning asset composition and lending diversification emphasis on commercial real estate loans.

•

First Clover Leaf Financial Corp. of Illinois. Selected due to similar level of deposits funding assets, relatively limited earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

•

First Savings Financial Group of Indiana. Selected due to similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, relatively high level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

Jacksonville Bancorp Inc. of Illinois. Selected due to second-step conversion completed in July 2010, comparable asset size, same size of branch network, similar interest-earning asset composition, similar impact of loan loss provisions on earnings, relatively high level of operating expenses as a percent of average assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•	LSB Financial Corp. of Indiana. Selected due to comparable asset size and lending diversification emphasis on commercial real estate loans.

•

OBA Financial Services, Inc. of Maryland. Selected due comparable asset size, relatively high equity-to-assets ratio, similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income, relatively high concentration of 1-4 family permanent mortgage loans comprising assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•

River Valley Bancorp of Indiana. Selected due to similar interest-bearing funding composition, similar net interest income as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

WVS Financial Corp. of Pennsylvania. Selected due to comparable asset size, similar size of branch network, similar interest-bearing funding composition, relatively limited earnings contribution from sources of non-interest operating income, similar concentration of mortgage-backed securities comprising assets and favorable credit quality measures.

•

Wayne Savings Bancshares of Ohio. Selected due to second-step conversion completed in January 2003, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income as a percent of average assets, similar concentration of mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (11.3% of assets versus 11.7% for all public companies), generated higher core earnings as a percent of average assets (0.49% core ROAA versus a net loss of 0.02% for all public companies), and earned a higher core ROE (4.46% core ROE versus 0.09% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were similar to and below the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,803		$411
Market capitalization ($Mil)	$279		$34
Tangible equity/assets (%)	11.70%		11.30%
Core return on average assets (%)	(0.02)		0.49
Core return on average equity (%)	0.09		4.46

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.62	x	15.78	x
Price/tangible book (%)	78.59%		80.03%
Price/assets (%)	8.92		8.47

(1) Based on market prices as of August 12, 2011.

Ideally, the Peer Group companies would be comparable to Polonia Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Polonia Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Polonia Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2011, unless indicated otherwise for the Peer Group companies. Polonia Bancorp’s equity-to-assets ratio of 9.9% was less than the Peer Group’s average net worth ratio of 12.2%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.9% and 11.3%, respectively. The increase in Polonia Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Polonia Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will become more significant.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2011

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Polonia Bancorp, Inc.
June 30, 2011		4.9%	29.0%	1.5%	60.1%	77.6%	11.2%	0.0%	9.9%	0.0%	9.9%

All Public Companies
Averages		6.0%	21.4%	1.4%	65.9%	73.6%	12.4%	0.4%	12.4%	0.7%	11.7%
Medians		4.6%	19.9%	1.6%	68.0%	73.3%	11.0%	0.0%	11.4%	0.0%	10.5%

State of PA
Averages		5.2%	31.6%	1.6%	57.8%	71.4%	14.2%	0.4%	12.9%	0.8%	12.2%
Medians		4.2%	27.0%	1.6%	60.4%	71.8%	13.1%	0.0%	12.4%	0.3%	11.0%

Comparable Group
Averages		4.6%	26.5%	1.5%	63.3%	76.2%	10.5%	0.3%	12.2%	0.9%	11.3%
Medians		4.0%	23.9%	1.7%	66.2%	76.6%	12.0%	0.0%	11.3%	0.7%	10.0%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	6.6%	23.1%	2.0%	63.5%	73.1%	14.0%	0.0%	11.7%	2.6%	9.1%
FCAP	First Capital, Inc. of IN	3.2%	25.6%	1.3%	65.1%	83.0%	5.5%	0.0%	11.2%	1.2%	9.9%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	9.6%	16.2%	0.0%	68.0%	78.7%	6.7%	0.7%	13.5%	2.2%	11.4%
FSFG	First Savings Financial Group of IN	1.7%	24.6%	1.6%	67.4%	72.1%	16.4%	0.0%	11.1%	1.6%	9.5%
JXSB	Jacksonville Bancorp Inc. of IL	1.8%	34.5%	1.4%	57.4%	84.2%	1.4%	0.0%	12.7%	0.9%	11.8%
LSBI	LSB Financial Corp. of Lafayette IN	3.7%	4.2%	1.9%	87.0%	84.4%	5.0%	0.0%	10.1%	0.0%	10.1%
OBAF	OBA Financial Serv. Inc. of MD (1)	7.2%	8.2%	2.4%	79.2%	60.6%	16.0%	0.0%	22.7%	0.0%	22.7%
RIVR	River Valley Bancorp of IN (1)	4.3%	21.9%	2.5%	67.3%	74.6%	14.2%	1.9%	8.3%	0.0%	8.3%
WVFC	WVS Financial Corp. of PA (1)	4.6%	72.5%	0.0%	21.1%	71.8%	16.0%	0.0%	11.5%	0.0%	11.5%
WAYN	Wayne Savings Bancshares of OH	3.3%	34.3%	1.7%	57.1%	79.6%	10.0%	0.0%	9.6%	0.5%	9.1%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Polonia Bancorp, Inc.
June 30, 2011		29.88%	64.65%	15.71%	36.59%	9.32%	14.09%	14.09%	9.68%	9.68%	20.32%

All Public Companies
Averages		1.64%	8.70%	-0.10%	4.63%	-18.04%	1.90%	1.59%	10.90%	10.84%	18.84%
Medians		0.10%	6.59%	-2.89%	2.24%	-14.76%	1.70%	1.56%	9.79%	9.79%	17.27%

State of PA
Averages		-3.50%	0.02%	-3.03%	3.84%	-31.99%	1.83%	1.89%	11.12%	11.12%	18.90%
Medians		-1.99%	1.09%	-3.10%	1.59%	-28.00%	0.20%	0.20%	11.42%	11.42%	18.88%

Comparable Group
Averages		-4.45%	-4.03%	-2.02%	2.47%	-21.70%	7.64%	3.70%	10.32%	10.32%	17.47%
Medians		-2.34%	3.25%	-3.65%	2.24%	-20.70%	3.83%	4.30%	9.45%	9.45%	15.89%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	0.10%	-10.61%	6.23%	4.61%	-18.66%	4.10%	5.71%	9.24%	9.24%	17.27%
FCAP	First Capital, Inc. of IN	-2.84%	6.36%	-6.13%	-0.44%	-34.35%	3.66%	4.30%	9.66%	9.66%	16.11%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	-2.60%	-1.70%	-3.79%	2.22%	-37.00%	0.86%	1.55%	NA	NA	NA
FSFG	First Savings Financial Group of IN	4.41%	12.06%	2.45%	3.49%	6.10%	8.27%	10.47%	8.36%	8.36%	13.01%
JXSB	Jacksonville Bancorp Inc. of IL	2.75%	7.54%	0.40%	-2.25%	49.39%	48.61%	NM	9.75%	9.75%	15.66%
LSBI	LSB Financial Corp. of Lafayette IN	-4.94%	17.08%	-6.17%	1.02%	-56.10%	5.31%	5.31%	NA	NA	NA
OBAF	OBA Financial Serv. Inc. of MD (1)	-5.98%	-41.87%	6.28%	-8.64%	-5.26%	1.19%	1.18%	16.38%	16.38%	27.38%
RIVR	River Valley Bancorp of IN (1)	-2.07%	0.15%	-4.64%	2.26%	-20.46%	2.99%	2.84%	NA	NA	NA
WVFC	WVS Financial Corp. of PA (1)	-34.40%	-38.99%	-11.31%	17.98%	-79.74%	-2.57%	-2.57%	NA	NA	NA
WAYN	Wayne Savings Bancshares of OH	1.04%	9.67%	-3.51%	4.46%	-20.95%	4.01%	4.50%	8.50%	8.50%	15.40%

(1)	Financial information is for the quarter ending March 31, 2011.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Polonia Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 60.1% was slightly less than the comparable Peer Group ratio of 63.3%. Comparatively, the Company’s cash and investments-to-assets ratio of 33.9% was slightly above the comparable Peer Group ratio of 31.1%. Overall, Polonia Bancorp’s interest-earning assets amounted to 94.0% of assets, which approximated the comparable Peer Group ratio of 94.4%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.5% of assets and goodwill/intangibles equal to 0.9% of assets, while the Company maintained BOLI equal to 1.5% of assets and a zero balance of goodwill/intangibles. The Company’s non-interest earning assets also included the FDIC indemnification asset equal to 1.9% of assets.

Polonia Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 77.6% of assets, which was slightly above the Peer Group’s ratio of 76.2%. Likewise, the Company and the Peer Group maintained similar levels of borrowings, as indicated by borrowings-to-assets ratios of 11.2% and 10.8% for Polonia Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.8% and 87.0%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 105.9% and 108.5%, respectively. The additional capital realized from stock proceeds should serve to provide Polonia Bancorp with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Polonia Bancorp’s rates are based on annualized growth for the eighteen months ended June 30, 2011, while the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2011, or the most recent twelve month period available. Overall, Polonia Bancorp’s balance sheet growth rates were well above the comparable Peer Group growth rates, which was largely attributable to the Earthstar Bank acquisition completed in December 2010. In contrast to Polonia Bancorp’s relatively high balance sheet growth rates, the Peer Group showed a decline in assets during the period. Asset shrinkage for the Peer Group included both cash and investments and loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Deposits assumed in the Earthstar Bank acquisition funded most of the Company’s asset growth, with supplemental funding provided by increased utilization of borrowings. Asset shrinkage along with modest deposit growth funded a reduction in the Peer Group’s borrowings. The Company’s capital increased at an annualized rate of 14.1% during the eighteen month period, which exceeded the Peer Group’s capital growth rate of 7.6%. The Company’s stronger capital growth rate was supported by gains realized from the Earthstar Bank acquisition. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a relatively high pro forma capital position.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2011, unless otherwise indicated for the Peer Group companies. Polonia Bancorp reported net income equal to 1.27% of average assets, versus net income equal to 0.62% of average assets for the Peer Group. The Company’s higher return was largely attributable to acquisition related gains and, to a lesser extent, lower loan loss provisions. Comparatively, the Peer Group maintained earnings advantages with respect to higher levels of net interest income and non-interest operating income and a lower level of operating expenses.

The Peer Group’s slightly higher net interest margin was realized through maintenance of a lower interest expense ratio, as interest income ratios for the Company and the Peer Group equaled 4.49% and 4.48%, respectively. The Peer Group’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.52% versus 1.63% for the Company). The Peer Group’s lower interest expense ratio was also supported by a lower level of interest-bearing liabilities funding assets. Overall, Polonia Bancorp and the Peer Group reported net interest income to average assets ratios of 3.10% and 3.14%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.19% and 2.63%, respectively. The Company’s higher operating expense ratio was viewed to be in part attributable to the higher costs associated with operating in a large metropolitan area, as compared to more rural markets where some of the Peer Group companies maintain operations. Notwithstanding the Company’s higher operating expense ratio, assets per full time equivalent employee were approximately the same for the Company and the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2011

			Net Interest Income					Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Polonia Bancorp, Inc.
June 30, 2011		1.27%	4.49%	1.40%	3.10%	0.32%	2.77%	0.00%	0.00%	0.31%	0.31%

All Public Companies
Averages		0.17%	4.44%	1.38%	3.06%	0.61%	2.45%	0.02%	-0.09%	0.81%	0.74%
Medians		0.42%	4.41%	1.36%	3.04%	0.34%	2.62%	0.00%	-0.01%	0.63%	0.58%

State of PA
Averages		0.25%	4.24%	1.54%	2.70%	0.56%	2.14%	0.01%	-0.05%	0.52%	0.49%
Medians		0.39%	4.36%	1.60%	2.86%	0.36%	2.14%	0.00%	-0.01%	0.42%	0.45%

Comparable Group
Averages		0.62%	4.48%	1.34%	3.14%	0.37%	2.77%	0.02%	-0.04%	0.60%	0.58%
Medians		0.63%	4.56%	1.26%	3.19%	0.30%	2.97%	0.00%	0.00%	0.69%	0.65%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	0.99%	4.51%	1.43%	3.09%	0.10%	2.99%	0.05%	0.00%	0.52%	0.57%
FCAP	First Capital, Inc. of IN	0.83%	4.66%	1.02%	3.63%	0.46%	3.17%	0.00%	0.00%	0.73%	0.73%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	0.65%	4.32%	1.43%	2.88%	0.42%	2.46%	-0.01%	0.00%	0.14%	0.13%
FSFG	First Savings Financial Group of IN	0.72%	5.09%	1.08%	4.01%	0.28%	3.73%	0.00%	-0.09%	0.84%	0.75%
JXSB	Jacksonville Bancorp Inc. of IL	1.00%	4.60%	1.14%	3.46%	0.31%	3.15%	0.12%	0.00%	1.03%	1.16%
LSBI	LSB Financial Corp. of Lafayette IN	0.49%	4.93%	1.34%	3.59%	1.00%	2.59%	0.00%	-0.14%	0.90%	0.77%
OBAF	OBA Financial Serv. Inc. of MD (1)	0.22%	4.43%	1.18%	3.26%	0.30%	2.96%	0.01%	-0.02%	0.30%	0.29%
RIVR	River Valley Bancorp of IN (1)	0.62%	4.75%	1.74%	3.01%	0.76%	2.25%	0.00%	0.00%	0.72%	0.72%
WVFC	WVS Financial Corp. of PA (1)	0.20%	3.16%	1.80%	1.36%	0.01%	1.35%	0.00%	0.00%	0.17%	0.17%
WAYN	Wayne Savings Bancshares of OH	0.51%	4.31%	1.19%	3.12%	0.11%	3.02%	0.00%	-0.13%	0.66%	0.53%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Polonia Bancorp, Inc.
June 30, 2011		3.19%	0.00%	2.04%	0.00%	4.84%	1.63%	3.21%	$4,368	34.20%

All Public Companies
Averages		2.89%	0.07%	0.12%	0.00%	4.76%	1.61%	3.16%	$5,867	30.04%
Medians		2.79%	0.00%	0.03%	0.00%	4.69%	1.57%	3.19%	$4,877	30.12%

State of PA
Averages		2.26%	0.01%	-0.03%	0.00%	4.48%	1.77%	2.71%	$5,802	28.32%
Medians		2.32%	0.00%	-0.02%	0.00%	4.61%	1.85%	2.87%	$5,353	30.51%

Comparable Group
Averages		2.61%	0.02%	0.15%	0.00%	4.75%	1.52%	3.22%	$4,421	28.29%
Medians		2.90%	0.01%	0.18%	0.00%	4.88%	1.51%	3.23%	$3,955	29.53%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	2.38%	0.03%	0.32%	0.00%	4.85%	1.63%	3.22%	$4,543	32.27%
FCAP	First Capital, Inc. of IN	2.89%	0.02%	0.15%	0.00%	4.96%	1.15%	3.81%	$3,321	28.06%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	1.74%	0.06%	0.21%	0.00%	4.59%	1.67%	2.92%	$7,198	34.37%
FSFG	First Savings Financial Group of IN	3.29%	0.06%	-0.05%	0.00%	5.46%	1.22%	4.24%	$3,636	25.00%
JXSB	Jacksonville Bancorp Inc. of IL	3.19%	0.00%	0.22%	0.00%	4.92%	1.31%	3.61%	$2,932	25.50%
LSBI	LSB Financial Corp. of Lafayette IN	2.96%	0.00%	0.33%	0.00%	5.21%	1.49%	3.72%	$3,955	33.88%
OBAF	OBA Financial Serv. Inc. of MD (1)	2.96%	0.00%	0.01%	0.00%	4.68%	1.52%	3.16%	$5,836	32.72%
RIVR	River Valley Bancorp of IN (1)	2.52%	0.00%	0.32%	0.00%	5.05%	1.92%	3.13%	$4,553	19.74%
WVFC	WVS Financial Corp. of PA (1)	1.20%	0.00%	-0.03%	0.00%	3.21%	2.00%	1.22%	NM	31.00%
WAYN	Wayne Savings Bancshares of OH	2.92%	0.02%	0.03%	0.00%	4.56%	1.33%	3.23%	$3,812	20.42%

(1)	Financial information is for the quarter ending March 31, 2011.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios for Polonia Bancorp and the Peer Group equaled 0.97x and 1.19x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.31% and 0.58% of Polonia Bancorp’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Polonia Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 93.5% was less favorable than the Peer Group’s efficiency ratio of 70.2%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.32% and 0.37% of average assets, respectively. The slightly lower level of loan provisions established by the Company was supported by its more favorable credit quality measures (see Table 3.6).

Net gains realized from the sale of assets had a significantly larger impact on the Company’s earnings, as the Company and the Peer Group reported net gains equal to 2.04% and 0.15% of average assets, respectively. Typically, gains and losses generated are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor. However, loan sale gains are still viewed as a more volatile source of income

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

than income generated through the net interest margin and non-interest operating income. Acquisition related gains accounted for major portion of the Company’s gains, which are not viewed as a recurring source of income for the Company. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a more significant impact on the Company’s earnings, as Polonia Bancorp and the Peer Group posted effective tax rates of 34.20% and 28.29%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (75.3% of assets versus 43.8% for the Peer Group). The Company’s higher ratio was attributable to maintaining higher concentrations of both 1-4 family permanent mortgage loans and mortgage-backed securities. Loans serviced for others equaled 10.3% and 15.7% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. Both the Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was less significant for the Company compared to the Peer Group’s lending diversification. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (7.7% of assets), followed by consumer loans (3.2% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (20.6% of assets), while commercial business loans constituted the second largest area of lending diversification for the Peer Group (5.8% of assets). Other areas of lending diversification for the Peer Group included construction/land loans (3.8% of assets) and consumer loans (2.3% of assets). Lending diversification for the Company also included a modest balance of commercial business loans (0.4% of assets). Overall, the composition of the Company’s assets provided for a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (50.17% versus 66.17% for the Peer Group).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2011

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Polonia Bancorp, Inc.		25.87%	49.39%	0.00%	7.71%	0.39%	3.22%	50.17%	$28,660	$193

All Public Companies
Averages		12.97%	33.58%	3.72%	22.79%	4.52%	1.89%	63.46%	$742,230	$6,758
Medians		10.79%	32.95%	2.74%	22.19%	3.24%	0.47%	63.93%	$39,360	$99

State of PA
Averages		17.03%	37.00%	2.86%	14.12%	2.65%	1.49%	57.34%	$111,281	$490
Medians		16.98%	40.68%	2.58%	14.27%	1.85%	0.46%	58.84%	$10,670	$28

Comparable Group
Averages		12.86%	30.91%	3.75%	20.63%	5.77%	2.29%	66.17%	$64,605	$478
Medians		10.70%	35.29%	3.61%	20.00%	6.29%	0.84%	67.16%	$50,485	$444

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	17.02%	39.75%	0.85%	10.96%	6.10%	6.37%	56.30%	$170,310	$1,340
FCAP	First Capital, Inc. of IN	7.36%	34.31%	3.51%	15.35%	6.49%	5.96%	63.06%	$270	$0
FCLF	First Clover Leaf Fin. Corp. of IL (1)	3.69%	26.30%	8.13%	24.06%	8.21%	0.68%	73.97%	$71,120	$627
FSFG	First Savings Financial Group of IN	10.36%	36.30%	3.71%	17.81%	7.40%	2.94%	66.35%	$350	$0
JXSB	Jacksonville Bancorp Inc. of IL	14.83%	19.13%	0.83%	22.19%	7.70%	5.15%	67.98%	$147,200	$794
LSBI	LSB Financial Corp. of Lafayette IN	0.70%	36.28%	5.30%	42.24%	4.11%	0.42%	75.98%	$113,940	$1,042
OBAF	OBA Financial Serv. Inc. of MD (1)	11.04%	41.23%	2.21%	25.66%	9.98%	0.00%	69.01%	$17,380	$88
RIVR	River Valley Bancorp of IN (1)	8.32%	29.42%	6.45%	26.97%	4.11%	0.99%	72.01%	$95,630	$632
WVFC	WVS Financial Corp. of PA (1)	28.52%	7.87%	5.87%	5.29%	1.30%	0.13%	59.79%	$0	$0
WAYN	Wayne Savings Bancshares of OH	26.71%	38.53%	0.62%	15.81%	2.28%	0.32%	57.22%	$29,850	$260

(1)	Financial information is for the quarter ending March 31, 2011.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Polonia Bancorp’s interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. Additionally, the Company’s level of non-interest earning assets was slightly higher than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Polonia Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Polonia Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.71% and 1.18%, respectively, versus comparable measures of 2.15% and 3.19% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 78.72% and 48.66%, respectively. Loss reserves maintained as percent of net loans equaled 0.93% and 1.35% for the Company and the Peer Group, respectively. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.10% of loans versus 0.35% of loans for the Peer Group. The Company’s lower credit risk exposure also takes into consideration the non-performing loans covered by the FDIC loss sharing agreement, with such loans accounting for approximately 45% of the Company’s non-performing loan balance at June 30, 2011.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2011 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets
Institution					6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Polonia Bancorp, Inc.		9.9%	105.9%	6.0%	46	82	-31	-20	-8	35

All Public Companies		11.4%	106.8%	6.5%	6	0	1	0	2	6
State of PA		12.2%	110.3%	5.4%	4	9	7	2	3	4

Comparable Group
Averages		11.3%	108.8%	5.6%	11	11	5	10	10	9
Medians		10.0%	106.5%	6.2%	12	10	-6	10	11	7

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	9.1%	106.9%	6.8%	2	7	15	6	-21	-3
FCAP	First Capital, Inc. of IN	9.9%	106.1%	6.1%	12	1	-7	5	15	37
FCLF	First Clover Leaf Fin. Corp. of IL (1)	11.4%	109.0%	6.3%	NA	11	-11	10	6	7
FSFG	First Savings Financial Group of IN	9.5%	105.9%	6.3%	12	-2	-10	0	0	6
JXSB	Jacksonville Bancorp Inc. of IL	11.8%	109.5%	6.3%	27	13	-4	11	23	-1
LSBI	LSB Financial Corp. of Lafayette IN	10.1%	106.1%	5.1%	0	17	-7	19	18	17
OBAF	OBA Financial Serv. Inc. of MD (1)	22.7%	123.6%	5.4%	NA	8	21	27	48	32
RIVR	River Valley Bancorp of IN (1)	8.3%	103.2%	6.5%	NA	14	6	9	16	14
WVFC	WVS Financial Corp. of PA (1)	11.5%	112.0%	1.7%	NA	44	60	16	-5	-1
WAYN	Wayne Savings Bancshares of OH	9.1%	105.8%	5.2%	14	1	-11	-6	-2	-18

(1)	Financial information is for the quarter ending March 31, 2011.
NA=Change	is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2011 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Polonia Bancorp, Inc.		0.00%	0.71%	1.18%	0.93%	78.72%	78.72%	$164	0.10%

All Public Companies
Averages		0.58%	3.83%	4.68%	1.80%	63.80%	50.32%	$1,406	0.75%
Medians		0.23%	2.63%	3.34%	1.48%	42.12%	35.75%	$459	0.34%

State of PA
Averages		0.38%	2.44%	3.70%	1.46%	53.43%	47.71%	$1,818	0.47%
Medians		0.27%	2.50%	3.99%	1.54%	43.07%	37.66%	$614	0.58%

Comparable Group
Averages		0.22%	2.15%	3.19%	1.35%	48.66%	43.09%	$367	0.35%
Medians		0.13%	1.81%	2.42%	1.30%	52.86%	40.86%	$213	0.24%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	0.14%	0.99%	1.32%	0.94%	67.78%	57.52%	$232	0.00%
FCAP	First Capital, Inc. of IN	0.13%	1.97%	2.61%	1.55%	59.33%	51.90%	$441	0.60%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	0.90%	2.48%	2.11%	1.10%	51.95%	30.36%	$1,686	1.70%
FSFG	First Savings Financial Group of IN	0.21%	1.65%	2.19%	1.25%	53.76%	48.70%	$145	0.17%
JXSB	Jacksonville Bancorp Inc. of IL	0.18%	1.48%	2.22%	1.77%	73.15%	63.12%	$260	-0.30%
LSBI	LSB Financial Corp. of Lafayette IN	0.04%	5.92%	6.36%	2.20%	34.51%	33.02%	$194	0.24%
OBAF	OBA Financial Serv. Inc. of MD (1)	0.03%	0.97%	1.18%	0.77%	65.14%	63.16%	$171	0.24%
RIVR	River Valley Bancorp of IN (1)	0.00%	2.39%	5.79%	1.36%	16.37%	26.08%	$492	0.74%
WVFC	WVS Financial Corp. of PA (1)	0.00%	0.97%	4.55%	1.25%	27.60%	27.60%	$0	0.00%
WAYN	Wayne Savings Bancshares of OH	0.54%	2.67%	3.56%	1.35%	37.00%	29.46%	$52	0.09%

(1)	Financial information is for the quarter ending March 31, 2011.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines reissued by the OCC specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Polonia Bancorp’s operations and financial condition; (2) monitor Polonia Bancorp’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Polonia Bancorp’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Polonia Bancorp’s value, or Polonia Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed fairly similar concentrations of loans and cash and investments. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, which resulted in a higher risk weighted assets-to-assets ratio for the Peer Group. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly higher yield earned on interest-earning assets. Polonia Bancorp’s funding composition also reflected fairly similar concentrations of deposits and borrowings relative to the comparable Peer Group ratios, while Polonia Bancorp’s cost of funds was slightly higher than the Peer Group’s cost of funds. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were a larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company maintained a slightly higher level of cash and investment securities relative to the Peer Group (33.9% of assets versus 31.1% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be comparable to the Peer Group’s borrowing capacity, given the similar levels of borrowings currently funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected slightly higher concentrations of deposits and borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to the Peer Group’s higher capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Polonia Bancorp’s pro forma capital position should exceed the Peer Group’s equity-to-assets ratio. The

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Polonia Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported net income equal to 1.27% of average assets, versus net income equal to 0.62% of average assets for the Peer Group. The Company’s higher return was largely attributable to non-recurring acquisition related gains and, to a lesser extent, lower loan loss provisions. Comparatively, the Peer Group maintained earnings advantages with respect to net interest income, non-interest operating income, operating expenses and effective tax rate. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. On balance, given that the Company’s higher reported earnings was due to non-recurring gains, RP Financial concluded that the Company’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a slightly lower net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Company’s lower and higher ratios for net interest income and operating expenses, respectively, translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.97x versus 1.19X for the Peer Group). Similarly, the Company’s efficiency ratio of 93.5% was less favorable than the Peer Group’s efficiency ratio of 70.2%. Loan loss provisions had a slightly larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that should exceed the comparable Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.37% of average assets versus 0.32% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company and the Peer Group maintained similar concentrations of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company and the Peer Group maintained similar interest rate spreads, which would tend to provide for comparable net interest margins for the Company and the Peer Group going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with slightly greater growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s lower ratio of non-interest operating income and the higher operating expense ratio were viewed as respective disadvantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is less favorable than the Peer Group’s core ROE. Accordingly, as the result of the Company’s lower core earnings and the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis can be expected to initially remain lower than the Peer Group’s ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Polonia Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.	Asset Growth

The Company recorded relatively strong asset growth during the period analyzed, which was supported by the acquisition of Earthstar Bank. Comparatively, the Peer Group recorded a slight decrease in assets. On a pro forma basis, the Company’s tangible equity-to-assets ratio should exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The Company’s primary market area is the Philadelphia metropolitan area, where it maintains six branch locations in Philadelphia County and the main office in Montgomery County. Philadelphia County is a highly urbanized market, which has experienced a decline in population over the past decade reflecting migration to more suburban markets such as Montgomery County. Montgomery County is a relatively affluent market, while Philadelphia County’s income measures were relatively low compared to the statewide and U.S. measures. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Polonia Bancorp. The competitiveness of the Philadelphia metropolitan area is highlighted by the Company’s very low market share of deposits in the counties where its branches are located.

The Peer Group companies generally operate in faster growing, less densely populated markets with higher per capita income than Philadelphia County and lower per capita income than Montgomery County. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in Philadelphia County and Montgomery County. Overall, the degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company and the growth potential in the markets served by the Peer Group companies was viewed to be more favorable compared to the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies primary market area counties is provided in Exhibit III-4. As shown in Table 4.1, June 2011 unemployment

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

rates for the primary market area counties served by the Peer Group companies were all lower than Philadelphia County’s unemployment rate and, on average, slightly higher than Montgomery County’s unemployment rate. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Polonia Bancorp and the Peer Group Companies(1)

	County	June 2011 Unemployment
Polonia Bancorp - PA	Philadelphia	10.7%
	Montgomery	7.0
Peer Group Average		7.6%

Elmira Savings Bank – NY	Chemung	7.8
First Capital, Inc. – IN	Harrison	6.6
First Clover Leaf Financial – IL	Madison	8.1
First Savings Financial Group – IN	Clark	7.0
Jacksonville Bancorp Inc. – IL	Morgan	8.2
LSB Financial Corp.—IN	Tippecanoe	8.0
OBA Financial Services, Inc. – MD	Montgomery	5.6
River Valley Bancorp – IN	Jefferson	9.1
WVS Financial Corp. – PA	Allegheny	7.1
Wayne Savings Bancshares – OH	Wayne	8.3

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

The Company currently does not pay a dividend. After the second-step conversion, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.78% to 5.19%. The average dividend yield on the stocks of the Peer Group institutions was 2.55% as of August 12, 2011, representing an average payout ratio of 31.17% of core earnings. As of August 12, 2011, approximately 62% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.88%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

While the Company currently does not pay a dividend, it will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $18.5 million to $66.5 million as of August 12, 2011, with average and median market values of $34.3 million and $28.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 7.9 million, with average and median shares outstanding of 3.0 million and 2.2 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be fairly comparable to the Peer Group’s median market capitalization and consistent with range of shares outstanding reflected by the Peer Group’s average and median shares outstanding. However, in contrast to all of the Peer Group companies which are traded on NASDAQ, the Company’s stock will continue to be traded on the OTC Bulletin Board. Accordingly, we concluded that a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Polonia Bancorp’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Pennsylvania; and (D) the market for the public stock of Polonia Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. A favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid-January, with the Dow Jones Industrial Average (“DJIA”) moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the world. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices. The DJIA closed below 12000 in the second week of March, as financial markets around the world were shaken by escalating turmoil in the Middle East and surprisingly downbeat economic news out of China. Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings. Announcements by some large banks of intentions to increase dividends, gains in energy

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more consolidation in that sector. Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years.

Stocks started out the second quarter of 2011 with gains, as investors were heartened by the March employment report which showed signs of stronger job creation and the lowest unemployment rate in two years. Investors exercised caution in early-April ahead of the potential shutdown of the U.S. Government, which provided for a narrow trading range in the broader stock market. Worries about the high cost of raw materials undercutting growth prospects and some favorable economic reports translated into a mixed stock market performance in mid-April. Strong first quarter earnings reports posted by some large technology stocks helped to lift the DJIA to a multi-year high going into the second half of April. Stocks rose following the Federal Reserve’s late-April meeting, based on indications that the Federal Reserve would not be increasing rates anytime soon. Disappointing earnings reports and lackluster economic data pressured stocks lower ahead of the April employment report. Stronger than expected job growth reflected in April employment data, along with a pick-up in deal activity, helped stocks to rebound heading into mid-May. Worries about Greece’s debt problems and a slowdown in the global economic recovery pulled stocks lower in mid-May. A general downward trend prevailed in the broader stock market during the second half of May and into the first half of June, as the DJIA declined for six consecutive weeks. Mounting evidence that the economic recovery was losing steam and renewed concerns about a possible Greek default were noted factors contributing to the sell-off in the broader stock market. Stocks rebounded heading into the second half of June, as worries over Greece’s debt crisis eased following a pledge by European leaders to head off a debt default by Greece. More signs of progress regarding Greece’s debt crisis and an accord reached by Bank of America with investors that purchased mortgage-backed securities issued by Countrywide helped the DJIA to close out a volatile second quarter on a four day winning streak. Overall, the DJIA ended up 1.8% for the second quarter.

The rally in the broader stock market continued at the start of the third quarter of 2011, as the DJIA approached a new high for 2011 amid indications the U.S. economy may be regaining momentum following a surprising jump in June manufacturing activity. Stocks reversed course following the disappointing employment report for June, which raised fresh doubts about the strength of the U.S. economy. Deepening concerns about the euro-zone debt

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

crisis and the fiscal and economic woes of the U.S. further depressed stocks heading into mid-July. Volatility was evident in the broader stock market heading into the second half of July, as investors weighed generally favorable second earnings reports against threatened debt defaults in the U.S. and Europe. Stocks closed out July posting their biggest weekly drop in over a year on continuing debt-ceiling worries. Signs of a weakening global economy accelerated the sell-off in the broader stock market at the beginning of August. The downgrade of the U.S.’s credit rating sparked a global selloff on August 8th, pushing the DJIA to its sharpest one-day decline since the financial crisis in 2008. Stocks rebounded the following day on hopes that the Federal Reserve would take some action to avert a meltdown in the financial markets. Significant volatility continued to prevail in the stock market throughout the week, with the DJIA swinging higher or lower by over 400 points for four consecutive trading days. Stocks concluded the volatile week closing higher, which was supported by a favorable report for July retail sales. On August 12, 2011, the DJIA closed at 11269.02, an increase of 9.4% from one year ago and a decrease of 2.7% year-to-date, and the NASDAQ closed at 2507.98, an increase of 15.4% from one year ago and a decrease of 5.5% year-to-date. The Standard & Poor’s 500 Index closed at 1178.81 on August 12, 2011, an increase of 9.2% from one year ago and a decrease of 6.3% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. Higher oil prices and profit taking pressured thrift stocks lower in early-March. News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

downturn amid a pullback in the broader stock market. Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March. Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices. An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March 2011 helped thrift stocks advance along with the broader stock market at the start of the second quarter of 2011. Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government. Mixed first quarter earnings reports, which included lower first quarter revenues reported by the nation’s largest banks, pressured thrift stocks lower going into the second half of April. The Federal Reserve’s announcement that it will keep interest rates low for the foreseeable future helped to lift thrift stocks in late-April. Thrift stocks lagged the broader stock market heading into mid-May, as weak housing data continued to weigh on the sector. Most notably, home prices fell 3% in the first quarter of 2011, the steepest drop since 2008. Moody’s continued negative outlook on the American banking system weighed on thrift stocks as well in mid-May. After trading in a narrow range during the second half of May 2011, bank and thrift stocks led the broader market lower in early-June as economic data suggested that the recovery was losing momentum. A drop-off in home sales in April hurt the thrift sector as well. Thrift stocks edged higher in mid-June, following a report that housing starts rose in May. Concerns about the economic outlook depressed thrift stocks heading into late-June, which was followed by a late-June and early-July rally. Thrift stocks participated in the rally led by bank stocks on news of Bank of America’s mortgage-backed securities settlement and the Federal Reserve’s regulation of interchange fees concluded with a higher-than-expected interchange fee cap.

The thrift sector paralleled trends in the boarder stock market at start of the third quarter of 2011, initially rallying on upbeat economic data showing an unexpected increase in June manufacturing activity followed by a pullback on the disappointing employment for June. Second quarter earnings reports for thrifts were generally better compared to the year ago period, which along with U.S. debt worries, provided for a narrow trading range for thrift stocks through mid-July. Thrift stocks followed the broader market lower in-late July, which was largely related to the ongoing debt stalemate in Washington. Financial stocks plunged following the

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

downgrade of the U.S.’s credit rating, as fears about the health of the U.S. banking system returned to the market. The volatility that prevailed in the broader stock market during the week that followed the downgrade of U.S. debt was particularly evident in the financial sector, with bank and thrift stocks underperforming the broader stock market. Notably, bank and thrift stocks diverged from the broader stock market at the end of the week, as a weak reading for consumer sentiment pressured bank and thrift stocks lower. On August 12, 2011, the SNL Index for all publicly-traded thrifts closed at 463.1, a decrease of 13.5% from one year ago and a decrease of 21.8% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions and one second-step conversion have been completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis, which was completed on June 30, 2011. Naugatuck Valley Financial Corp.’s second-step offering was completed between the midpoint and maximum of the offering range, with a 60% offering raising gross proceeds of $33.4 million. Naugatuck Valley’s pro forma price/tangible book ratio at the closing value equaled 69.2%. Naugatuck Valley’s stock price closed 2.5% below its offering price after one week of trading and was down 6.3% from its offering price through August 12, 2011.

RP® Financial, LC.	Valuation Analysis
Page IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed in Last 3 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Excluding Foundation				Form	% of Public Off. Excl. Fdn.	Benefit Plans			Mgmt.& Dirs.
							Gross Proc.	% Offer	% of Mid.	Exp./ Proc.			ESOP	Recog. Plans	Stk Option		Initial Div. Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%) (2)	(%)
Standard Conversions
IF Bancorp, Inc. - IL*	7/8/11	IROQ- NASDAQ	$409	9.15%	1.04%	73%	$45.0	100%	132%	3.7%	C/S	0%/7%	8.0%	4.0%	10.0%	4.4%	0.00%
State Investors Bancorp, Inc. - LA*	7/7/11	SIBC- NASDAQ	$214	10.03%	1.03%	75%	$29.1	100%	132%	3.9%	NA	NA	8.0%	4.0%	10.0%	6.8%	0.00%
First Connecticut Bancorp, Inc. - CT*	6/30/11	FBNK- NASDAQ	$1,455	6.60%	1.49%	96%	$171.9	100%	132%	2.0%	C/S	0%/4%	8.0%	4.0%	10.0%	1.2%	0.00%

	Averages - Standard Conversions:		$693	8.59%	1.19%	82%	$82.0	100%	132%	3.2%	N.A.	N.A.	8.0%	4.0%	10.0%	4.1%	0.00%
	Medians - Standard Conversions:		$409	9.15%	1.04%	75%	$45.0	100%	132%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	4.4%	0.00%

Second Step Conversions
Naugatuck Valley Fin. Corp., - CT*	6/30/11	NVSL- NASDAQ	$564	9.30%	3.13%	39%	$33.4	60%	108%	5.4%	N.A.	N.A.	6.0%	3.2%	7.9%	1.6%	0.00%
	Averages - All Conversions:		$529	8.77%	1.67%	71%	$69.8	90%	126%	3.8%	N.A.	N.A.	7.5%	3.8%	9.5%	3.5%	0.00%
	Medians - All Conversions:		$487	9.23%	1.27%	74%	$39.2	100%	132%	3.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.0%	0.00%

Institutional Information			Pro Forma Data						IPO Price	Post-IPO Pricing Trends
			Pricing Ratios (3)(6)			Financial Charac.				Closing Price:
Institution	Conversion Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE		First Trading Day	% Chge	After First Week (4)	% Chge	After First Month (5)	% Chge	Thru 8/12/11	% Chge

			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
IF Bancorp, Inc. - IL*	7/8/11	IROQ- NASDAQ	63.4%	22.4x	10.7%	0.5%	17.0%	2.8%	$10.00	$11.67	16.7%	$11.65	16.5%	$10.85	8.5%	$10.90	9.0%
State Investors Bancorp, Inc. - LA*	7/7/11	SIBC- NASDAQ	63.3%	42.1x	12.2%	0.3%	19.3%	1.5%	$10.00	$11.85	18.5%	$11.66	16.6%	$11.60	16.0%	$11.45	14.5%
First Connecticut Bancorp, Inc. - CT*	6/30/11	FBNK- NASDAQ	72.9%	121.1x	11.2%	0.1%	15.3%	0.6%	$10.00	$11.08	10.8%	$11.16	11.6%	$11.11	11.1%	$10.76	7.6%

	Averages - Standard Conversions:		66.5%	61.9x	11.4%	0.3%	17.2%	1.6%	$10.00	$11.53	15.3%	$11.49	14.9%	$11.19	11.9%	$11.04	10.4%
	Medians - Standard Conversions:		63.4%	42.1x	11.2%	0.3%	17.0%	1.5%	$10.00	$11.67	16.7%	$11.65	16.5%	$11.11	11.1%	$10.90	9.0%

Second Step Conversions
Naugatuck Valley Fin. Corp., - CT*	6/30/11	NVSL- NASDAQ	69.2%	30.48	9.5%	0.3%	13.7%	2.3%	$8.00	$7.90	-1.3%	$7.80	-2.5%	$8.15	1.9%	$7.50	-6.3%
	Averages - All Conversions:		67.2%	54.0x	10.9%	0.3%	16.3%	1.8%	$9.50	$10.63	11.2%	$10.57	10.6%	$10.43	9.4%	$10.15	6.2%
	Medians - All Conversions:		66.3%	36.3x	10.9%	0.3%	16.1%	1.9%	$10.00	$11.38	13.8%	$11.41	14.1%	$10.98	9.8%	$10.83	8.3%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift. (2) As a percent of MHC offering for MHC transactions. (3) Does not take into account the adoption of SOP 93-6. (4) Latest price if offering is less than one week old.

(5)  Latest price if offering is more than one week but less than one month old.

(6)  Mutual holding company pro forma data on full conversion basis.

(7)  Simultaneously completed acquisition of another financial institution.

(8)  Simultaneously converted to a commercial bank charter.

(9) Former credit union.

August 12, 2011

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Shown in Table 4.3 are the current pricing ratios for the four companies that have completed fully-converted offerings during the past three months, all of which are traded on NASDAQ. The current average P/TB ratio of the publicly-traded recent conversions equaled 71.21%, based on closing stock prices on August 12, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Polonia Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were ten Pennsylvania thrift acquisitions completed from the beginning of 2007 through August 12, 2011, and there are currently three acquisitions pending of Pennsylvania savings institutions. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Polonia Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Polonia Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in Polonia Bancorp’s Stock

Since Polonia Bancorp’s minority stock currently trades under the symbol “PBCP” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis. Polonia Bancorp had a total of 3,157,096 shares issued and outstanding at June 30, 2011, of which 1,338,659 shares were held by public shareholders and traded as public securities. The Company’s stock, which is not actively traded, showed a 52 week trading range of $5.00 to $7.00 per share through August 12, 2011. The Company’s stock closed at $6.00 per share on August 12, 2011.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

RP® Financial, LC.	Valuation Analysis
Page IV.16

Table 4.3

Market Pricing Comparatives

Prices As of August 12, 2011

		Market Capitalization
				Per Share Data							Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$10.07	$249.13	($0.03)	$13.03	17.88x	76.37%	9.61%	83.40%	19.43x	$0.21	1.95%	28.02%	$2,637	11.91%	11.28%	3.83%	0.10%	1.20%	0.01%	0.28%
Converted Last 3 Months (no MHC)		$10.15	$82.67	$0.26	$14.22	27.42x	71.20%	11.63%	71.21%	26.53x	$0.03	0.40%	14.29%	$721	16.28%	16.29%	1.98%	0.33%	2.81%	0.29%	3.48%

Converted Last 3 Months (no MHC)
FBNK	First Connecticut Bancorp of CT	$10.76	$192.39	$0.08	$13.72	NM	78.43%	12.00%	78.43%	NM	$0.00	0.00%	0.00%	$1,604	15.29%	15.29%	2.36%	0.20%	NM	0.09%	NM
IROQ	IF Bancorp, Inc. of IL	$10.90	$52.44	$0.45	$15.78	19.12x	69.07%	11.71%	69.07%	24.22x	$0.00	0.00%	0.00%	$448	16.95%	16.95%	1.36%	0.61%	NM	0.48%	NM
NVSL	Naugatuck Valley Fin. Corp. of CT	$7.50	$52.52	$0.26	$11.57	35.71x	64.82%	8.86%	64.88%	28.85x	$0.12	1.60%	57.14%	$593	13.67%	13.66%	3.15%	0.25%	2.81%	0.31%	3.48%
SIBC	State Investors Bancorp of LA	$11.45	$33.32	$0.24	$15.80	NM	72.47%	13.95%	72.47%	NM	$0.00	0.00%	0.00%	$239	19.25%	19.25%	1.03%	0.24%	NM	0.29%	NM

(1)	Average of High/Low or Bid/Ask price per share
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OCC regulated institution, Polonia Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OCC and adopted by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of PBCP stock. Converting institutions generally do not have stock outstanding. Polonia Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since Polonia Bancorp’s stock is currently quoted on the OTC Bulletin Board, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 12, 2011 closing stock price of $6.00 per share and the 3,157,096 shares of Polonia Bancorp stock outstanding, the Company’s implied market value of $18.9 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Polonia Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

In preparing the pro forma pricing analysis, we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity. At June 30, 2011, the MHC had unconsolidated net assets of $102,000.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 12, 2011, the aggregate pro forma market value of Polonia Bancorp’s conversion stock equaled $19,965,824 at the midpoint, equal to 2,495,728 shares at $8.00 per share. The $8.00 per share price was determined by the Polonia Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 57.60% ownership interest to the public, which provides for an $11,500,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $3.204 million for the twelve months ended June 30, 2011. In deriving Polonia Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate acquisition related gains, gain on the sale of loans and investment securities gains, which equaled $4.600 million, $333,000 and $218,000, respectively, for the twelve months ended June 30, 2011. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal $113,000 for the twelve months ended June 30, 2011. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$3,204
Deduct: Acquisition related gains(1)	(2,760)
Deduct: Gain on sale of loans(1)	(200)
Deduct: Investment securities gains	(131)

Core earnings estimate	$113

(1) Tax effected at 40.0%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $20.0 million midpoint value equaled 6.31 times and 277.67 times, respectively, which provided for a discount of 50.93% and a premium of 1,659.63% relative to the Peer Group’s average reported and core P/E multiples of 12.86 times and 15.78 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 10.86 times and 14.92 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated a discount of 41.90% and a premium of 1,761.06%, respectively. At the top of the super range, the Company’s reported and core P/E multiples equaled 8.37 times and 426.31 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected a discount of 34.91% and a premium of 2,601.58%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected a discount of 22.93% and a premium of 2,757.31%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $20.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 54.31%. In comparison to the average P/B and P/TB ratios for the Peer Group of 72.06% and 80.03%, the Company’s ratios reflected a discount of 24.63% on a P/B basis and a discount of 32.14% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 65.34% and 72.22%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 16.88% and 24.80%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 66.06%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 8.33% and 17.46%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected a premium of 1.10% and a discount of 8.53%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, particularly in light of the significant premiums reflected in the Company’s pro forma core P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $20.0 million midpoint of the valuation range, the Company’s value equaled 6.92% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 8.47%, which implies a discount of 18.30% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.25%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 4.55%.

RP® Financial, LC.	Valuation Analysis
IV.22

Table 4.4

Public Market Pricing

Polonia Bancorp, Inc. and the Comparables

As of August 12, 2011

		Market Capitalization		Per Share Data
											Dividends (4)
		Price/ Share (1)	Market Value	Core 12 Month EPS (2)	Book Value/ Share	Pricing Ratios (3)					Amount/ Share	Yield	Payout Ratio (5)
						P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Polonia Bancorp, Inc.
Superrange		$8.00	$26.40	$0.02	$12.11	8.37x	66.06%	9.05%	66.06%	426.31x	$0.00	0.00%	0.00%
Maximum		$8.00	$22.96	$0.02	$13.33	7.27x	60.02%	7.91%	60.02%	341.33x	$0.00	0.00%	0.00%
Midpoint		$8.00	$19.97	$0.03	$14.73	6.31x	54.31%	6.92%	54.31%	277.67x	$0.00	0.00%	0.00%
Minimum		$8.00	$16.97	$0.04	$16.61	5.36x	48.16%	5.91%	48.16%	221.73x	$0.00	0.00%	0.00%

All Non-MHC Public Companies (7)
Averages		$10.47	$278.69	($0.07)	$14.07	16.42x	71.79%	8.92%	78.59%	18.62x	$0.22	1.88%	27.96%
Medians		$10.86	$61.23	$0.33	$13.67	15.08x	74.77%	8.17%	78.12%	18.80x	$0.18	1.47%	0.00%

All Non-MHC State of PA (7)
Averages		$12.75	$180.96	$0.64	$16.31	20.75x	79.64%	10.51%	85.77%	21.41x	$0.24	1.93%	38.50%
Medians		$11.70	$58.41	$0.42	$14.41	20.05x	79.50%	11.56%	81.92%	23.81x	$0.20	1.78%	40.00%

Comparable Group Averages
Averages		$12.86	$34.30	$0.84	$17.84	12.86x	72.06%	8.47%	80.03%	15.78x	$0.33	2.55%	31.17%
Medians		$13.73	$28.36	$0.74	$17.90	10.86x	65.34%	7.25%	72.22%	14.92x	$0.24	2.58%	39.86%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	$15.98	$31.43	$1.25	$20.31	8.98x	78.68%	6.29%	115.97%	12.78x	$0.80	5.01%	44.94%
FCAP	First Capital, Inc. of IN	$17.60	$49.03	$1.18	$17.78	13.13x	98.99%	11.02%	111.25%	14.92x	$0.76	4.32%	56.72%
FCLF	First Clover Leaf Fin. Corp. of IL	$5.89	$46.42	$0.38	$9.89	12.27x	59.56%	8.06%	70.88%	15.50x	$0.24	4.07%	50.00%
FSFG	First Savings Financial Group of IN	$15.50	$36.66	$1.65	$24.52	9.87x	63.21%	7.00%	73.56%	9.39x	$0.00	0.00%	0.00%
JXSB	Jacksonville Bancorp Inc. of IL	$13.10	$25.30	$1.34	$20.06	8.34x	65.30%	8.30%	70.24%	9.78x	$0.30	2.29%	19.11%
LSBI	LSB Financial Corp. of Lafayette IN	$12.60	$19.58	$0.64	$23.38	10.86x	53.89%	5.44%	53.89%	19.69x	$0.00	0.00%	0.00%
OBAF	OBA Financial Serv. Inc. of MD	$14.36	$66.47	$0.17	$17.47	NM	82.20%	18.67%	82.20%	NM	$0.00	0.00%	0.00%
RIVR	River Valley Bancorp of IN	$16.19	$24.51	$0.81	$18.02	10.18x	89.84%	6.33%	90.09%	19.99x	$0.84	5.19%	52.83%
WVFC	WVS Financial Corp. of PA	$9.01	$18.54	$0.33	$13.78	30.03x	65.38%	7.49%	65.38%	27.30x	$0.16	1.78%	53.33%
WAYN	Wayne Savings Bancshares of OH	$8.35	$25.08	$0.66	$13.15	12.10x	63.50%	6.09%	66.85%	12.65x	$0.24	2.87%	34.78%

		Financial Characteristics (6)
		Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core		Exchange Ratio	2nd Step Offering Amount
						ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Polonia Bancorp, Inc.
Superrange		$292	13.70%	13.70%	0.68%	1.08%	7.88%	0.02%	0.15%	1.0455	$15.209
Maximum		$290	13.19%	13.19%	0.68%	1.09%	8.25%	0.02%	0.18%	0.9091	$13.225
Midpoint		$289	12.74%	12.74%	0.69%	1.10%	8.61%	0.02%	0.20%	0.7905	$11.500
Minimum		$287	12.28%	12.28%	0.69%	1.10%	8.99%	0.03%	0.22%	0.6719	$9.775

All Non-MHC Public Companies (7)
Averages		$2,803	11.68%	11.09%	3.58%	0.07%	1.04%	-0.02%	0.09%
Medians		$920	11.42%	10.21%	2.52%	0.41%	3.50%	0.31%	3.02%

All Non-MHC State of PA (7)
Averages		$1,451	13.48%	12.84%	2.01%	0.46%	4.21%	0.47%	4.31%
Medians		$692	14.93%	13.30%	1.73%	0.43%	3.48%	0.37%	3.00%

Comparable Group Averages
Averages		$411	12.24%	11.44%	2.18%	0.59%	5.54%	0.49%	4.46%
Medians		$399	11.31%	10.08%	1.73%	0.64%	5.76%	0.49%	4.08%

Comparable Group
ESBK	Elmira Savings Bank, FSB of NY	$500	11.71%	9.38%	0.99%	0.70%	6.14%	0.49%	4.31%
FCAP	First Capital, Inc. of IN	$445	11.15%	10.05%	1.97%	0.83%	7.70%	0.73%	6.78%
FCLF	First Clover Leaf Fin. Corp. of IL	$576	13.54%	11.63%	2.48%	0.66%	4.87%	0.52%	3.85%
FSFG	First Savings Financial Group of IN	$524	11.08%	9.67%	NA	0.72%	6.70%	0.76%	7.05%
JXSB	Jacksonville Bancorp Inc. of IL	$305	12.70%	11.92%	1.48%	1.00%	8.72%	0.85%	7.44%
LSBI	LSB Financial Corp. of Lafayette IN	$360	10.10%	10.10%	5.92%	0.48%	5.08%	0.27%	2.80%
OBAF	OBA Financial Serv. Inc. of MD	$356	22.72%	22.72%	0.97%	0.23%	1.04%	0.22%	0.98%
RIVR	River Valley Bancorp of IN	$387	8.34%	8.32%	NA	0.62%	7.54%	0.32%	3.84%
WVFC	WVS Financial Corp. of PA	$247	11.46%	11.46%	0.97%	0.20%	2.19%	0.22%	2.41%
WAYN	Wayne Savings Bancshares of OH	$412	9.60%	9.16%	2.67%	0.51%	5.39%	0.48%	5.15%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, one second-step conversions has been completed within the past three months and closed at a pro forma price/tangible book ratio of 69.2% (see Table 4.2) and closed 2.5% below its offering price after the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 21.52%. The current P/TB ratio of the recent second-step conversion, based on closing stock prices as of August 12, 2011, equaled 64.88%. In comparison to the current P/TB ratio of the recent second-step conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 16.29% and at the top of the super range the Company’s P/TB ratio reflects an implied premium of 1.82%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 12, 2011, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company – was $19,965,824 at the midpoint, equal to 2,495,728 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $16,970,952 or 2,121,369 shares at the minimum; $22,960,696 or 2,870,087 shares at the maximum; and $26,404,800 or 3,300,600 shares, at the super maximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $11,500,000, equal to 1,437,500 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $9,775,000, or 1,221,875 shares, at the minimum; $13,225,000 or 1,653,125 shares at the maximum; and $15,208,752 or 1,901,094 shares, at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully-converted company. The Board of Directors of Polonia Bancorp has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.7905 shares of the Company for every share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.6719 at the minimum, 0.9091 at the maximum and 1.0455 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.